Filed pursuant to Rule 424(b)(3)

SEC File No. 333-282862

PROSPECTUS SUPPLEMENT NO. 7

(To Prospectus dated May 14, 2025)

PHOENIX ENERGY ONE, LLC

This prospectus supplement updates, amends, and supplements the prospectus, dated May 14, 2025 (as updated, amended, and supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282862). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the disclosure contained in the Prospectus under the caption “Plan of Distribution—Financial Suitability Requirements” with the disclosure set forth below under the caption “Financial Suitability Requirements,” and to update, amend, and supplement the Prospectus with the information contained in our Current Report on Form 8-K filed with the SEC on September 30, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 19 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 30, 2025.

Financial Suitability Requirements

An investment in the Notes involves significant risks and is only suitable for investors who have adequate financial means, desire a relatively long-term investment, and will not need liquidity from their investment. This investment is not suitable for investors who seek liquidity or guaranteed income. You should only consider purchasing Notes if you can afford the loss of your entire investment.

Notes will only be sold to investors representing that they have (i) a gross income of at least $70,000 and a liquid net worth of $70,000 or (ii) a liquid net worth of at least $250,000 (the “general suitability standards”). For these purposes, “liquid net worth” is defined as the portion of net worth consisting of cash, cash equivalents, and readily marketable securities.

Investors are required in their subscription agreement to represent and warrant that they satisfy the general suitability standards. Investors who fail to satisfy the general suitability standards will not be permitted to purchase Notes.

The selling group members and other registered investment advisors recommending the purchase of Notes in this offering have the responsibility to make every reasonable effort to determine that your purchase of Notes in this offering is a suitable and appropriate investment for you based on information provided by you regarding your financial situation and investment objectives. In making this determination, these persons have the responsibility to ascertain that you:

•	meet minimum income and net worth standards;

•	can reasonably benefit from an investment in the Notes based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation;

•	are in a financial position appropriate to enable you to realize to a significant extent the benefits described in this prospectus of an investment in the Notes; and

•	have apparent understanding of:

•	the fundamental risks of the investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of the Notes;

•	the restrictions on transferability of the Notes; and

•	the tax consequences of your investment.

Relevant information for this purpose will include at least your age, investment objectives, investment experience, income, net worth, financial situation, and other investments, as well as any other pertinent factors. The selling group members and other registered investment advisors recommending the purchase of Notes in this offering must maintain, for a six-year period, records of the information used to determine that an investment in Notes is suitable and appropriate for you. The selling group members or other registered investment advisors may not execute any transaction related to the offering of the Notes in a discretionary account without your prior written approval of such transaction.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2025

Phoenix Energy One, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-282862	83-4526672
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18575 Jamboree Road, Suite 830
Irvine, CA	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 416-5037

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Series A Cumulative Redeemable Preferred Shares	PHXE.P	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On September 29, 2025, Phoenix Energy One, LLC (the “Company”) completed its offering (the “Offering”) of Series A Cumulative Redeemable Preferred Shares (the “Preferred Shares”) pursuant to Tier 2 of Regulation A+ promulgated under the U.S. Securities Act of 1933, as amended. At the closing of the Offering, the Company sold an aggregate of 2,704,023 Preferred Shares representing $67,600,575.00 in initial liquidation preference at a public offering price of $20.00 per share for gross proceeds of approximately $54.1 million, before payment of selling agent commissions of approximately $4.2 million and transaction fees and expenses.

The Preferred Shares were offered pursuant to the Company’s offering statement on Form 1-A (the “Offering Statement”), initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 26, 2025 and initially qualified by the SEC on August 27, 2025. This Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

Item 3.03	Material Modification to Rights of Security Holders.

The description of the terms of the Preferred Shares under Item 5.03 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of immediately prior to the closing of the Offering, Phoenix Equity Holdings, LLC (“Phoenix Equity”), as the sole holder of the Company’s outstanding common shares, appointed the following individuals to the Company’s board of directors (the “Board”) to serve until their successors are duly elected and qualified or until their earlier death, resignation, or removal: Adam Ferrari, Curtis Allen, Daniel Ferrari, Jason Allan Pangracs, and Jason Montgomery Wagner. Daniel Ferrari serves as the Chair of the Board. Mr. Wagner serves as the chair and sole member of the audit committee of the Board. The Board has determined that Mr. Wagner is independent for purposes of the rules of the NYSE American LLC and Rule 10A-3 under the U.S. Securities Exchange Act of 1934, as amended, and that he qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Biographical and other information about Adam Ferrari, Curtis Allen, Daniel Ferrari, Jason Allan Pangracs, and Jason Montgomery Wagner required by Item 401(e) of Regulation S-K can be found under the heading “Management” in the Offering Statement, and such information is incorporated by reference into this Item 5.02.

In connection with their election, Adam Ferrari, Curtis Allen, Daniel Ferrari, Jason Allan Pangracs, and Jason Montgomery Wagner will enter into the Company’s standard form of indemnification agreement for directors and officers, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Daniel Ferrari, Jason Allan Pangracs, and Jason Montgomery will be compensated in accordance with the Company’s form of Non-Employee Director Compensation Letter, a copy of which is filed as Exhibit 10.2 hereto and is incorporated by reference herein. Pursuant to each Non-Employee Director Compensation Letter, each of Daniel Ferrari, Jason Allan Pangracs, and Jason Montgomery Wagner will receive a quarterly retainer in an amount equal to $36,250 in cash, which will be payable in arrears and prorated for any partial period of service as a director.

Information about Adam Ferrari, Curtis Allen, Daniel Ferrari, and Jason Allan Pangracs required to be disclosed pursuant to Item 404(a) of Regulation S-K regarding certain related-party transactions can be found under the heading “Certain Relationships and Related-Party Transactions” in the Offering Statement, and such information is incorporated by reference into this Item 5.02. Jason Montgomery Wagner did not have any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws.

Effective as of September 29, 2025, the Company entered into its Third Amended and Restated Limited Liability Company Agreement (the “Third ARLLCA”). Among other things, the Third ARLLCA:

•	provides that the Company be manager-managed and governed by a board of directors;

•	provides Phoenix Equity, as sole common shareholder, with the right to elect and remove directors (subject to limited voting rights of the Preferred Shares);

•

authorizes the Board to issue additional shares and share designations and sets forth limited voting rights of the Preferred Shares (including the right to elect two additional directors if distributions are in arrears for six or more quarterly periods);

•	contains provisions limiting fiduciary duties and providing for indemnification and advancement of expenses, in each case, to the fullest extent permitted by Delaware law; and

•	includes transfer restrictions and an exclusive forum and arbitration provision as described therein.

The Third ARLLCA also establishes and designates the preferences, rights, and limitations of the Preferred Shares pursuant to a share designation, effective as of September 29, 2025 (the “Share Designation”) designating up to 3,750,000 preferred shares of the Company as “Series A Cumulative Redeemable Preferred Shares.” The material terms of the Preferred Shares as provided for in the Third ARLLCA and related Share Designation include, but are not limited to:

•

Ranking: The Preferred Shares rank senior to all classes or series of equity securities issued by the Company (including common equity) other than equity securities issued by the Company with terms specifically providing that those equity securities rank on a parity with, or senior to, the Preferred Shares. They are junior to all existing and future indebtedness of the Company and its subsidiaries.

•

Distributions: Holders of the Preferred Shares will be entitled to receive cumulative cash distributions based on the initial liquidation preference of $25.00 per Preferred Share, accruing from the initial issuance date and, when, as and if declared, payable quarterly in arrears on January 15, April 15, July 15, and October 15 of each year (beginning on October 15, 2025). The annual distribution rate is 10.00% from, and including, the date of initial issuance to, but excluding, October 15, 2028; 10.50% from, and including, October 15, 2028 to, but excluding, October 15, 2029; and 11.00% from and including October 15, 2029.

•

Voting: Holders of Preferred Shares will generally have no voting rights. However, if the Company does not pay distributions on the Preferred Shares for six or more quarterly distribution periods (whether or not consecutive), the holders of Preferred Shares will be entitled to vote for the election of two additional directors to serve on the Board until the Company pays, or declares and sets aside funds for the payment of, all distributions that the Company owes on the Preferred Shares. Additionally, the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares is required for the Company to authorize or issue any equity securities that rank senior to the Preferred Shares, to amend, alter, or repeal the provisions of the Third ARLLCA or the Share Designation so as to materially and adversely affect any preferences, rights, privileges, or voting powers of the Preferred Shares, or to take certain other actions.

•	Conversion: The Preferred Shares are not convertible into or exchangeable for any other securities or property of the Company.

•

Liquidation Preference: In the event of the Company’s voluntary or involuntary liquidation, dissolution, or winding up, the holders of Preferred Shares will generally have the right to receive the initial liquidation preference of $25.00 per Preferred Share, plus an amount equal to all accumulated and unpaid distributions thereon to, but not including, the date of payment.

•

Redemption: The Preferred Shares are redeemable at the Company’s option, in whole or in part, at a cash redemption price of $27.50 per share, plus any accumulated and unpaid distributions to, but excluding, the redemption date, upon 30 to 60 days’ prior notice. The Preferred Shares have no stated maturity, and are not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless redeemed by the Company.

The foregoing summary is qualified in its entirety by reference to the full text of the Third ARLLCA and the Share Designation, filed as Exhibits 3.1 and 3.2 hereto, respectively, each of which is incorporated herein by reference.

Item 8.01	Other Events.

On September 29, 2025, the Company issued a press release announcing the completion of the Offering. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On September 30, 2025, the Company issued a press release announcing that trading of the Preferred Shares on the NYSE American LLC commenced on September 30, 2025 under the ticker symbol “PHXE.P.” A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

3.1	Third Amended and Restated Limited Liability Company Agreement of Phoenix Energy One, LLC

3.2	Phoenix Energy One, LLC Share Designation with Respect to the Series A Cumulative Redeemable Preferred Shares

10.1	Form of Indemnification Agreement

10.2	Form of Non-Employee Director Compensation Letter

99.1	Press Release, dated September 29, 2025, announcing the completion of the Offering

99.2	Press Release, dated September 30, 2025, announcing the commencement of trading of the Preferred Shares

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2025

PHOENIX ENERGY ONE, LLC

By:	/s/ Curtis Allen
Curtis Allen
Chief Financial Officer

Exhibit 3.1

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX ENERGY ONE, LLC

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PHOENIX ENERGY ONE, LLC (the “Company”), is effective as of the Effective Time, among each Person who is or becomes a Shareholder of the Company from time-to-time. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

RECITALS

WHEREAS, the Company is currently governed by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 23, 2025 (as amended or supplemented prior to the date hereof, the “Second Amended and Restated LLC Agreement”);

WHEREAS, pursuant to the Second Amended and Restated LLC Agreement and immediately prior to the effectiveness of this Agreement, Phoenix Equity Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Phoenix Holdings”), is the sole member of the Company and owns 100% of the limited liability company interests in the Company; and

WHEREAS, all requirements and conditions to amend and restate the Second Amended and Restated LLC Agreement have been satisfied and fulfilled, and Phoenix Holdings desires to amend and restate the Second Amended and Restated LLC Agreement in its entirety on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Second Amended and Restated LLC Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means, with respect to any Shareholder, the Capital Account maintained for such Shareholder as of the end of the applicable fiscal year of the Company after giving effect to the following adjustments: (a) credit to such Capital Account any amounts that such Shareholder is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or (y) or deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (b) debit to such Capital Account such Shareholder’s share of the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). This definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The Adjusted Capital Account of a Shareholder in respect of any Company Interest shall be the amount that such Adjusted Capital Account would be if such Company Interest were the only interest in the Company held by such Shareholder from and after the date on which such Company Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 4.1(d).

“Adverse Consequence” has the meaning assigned to such term in Section 3.6(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Value” of (a) Contributed Property means the fair market value of such property or other consideration at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case determined by the Board of Directors. The Board of Directors shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Third Amended and Restated Limited Liability Company Agreement of the Company, including all exhibits hereto and each Share Designation, as it may be amended, supplemented or restated from time to time.

“Appraised Value” means, with respect to any Common Share(s) as of any specified date, the fair market value of such Common Share(s) as of such date, as determined by an independent, third-party appraisal firm selected by the Board and retained by the Company pursuant to Section 3.7.

“Attorney” has the meaning assigned to such term in Section 5.13.

“Attorney-in-Fact” has the meaning assigned to such term in Section 2.7(a).

“Authorized Signatory” has the meaning assigned to such term in Section 5.13.

“Board of Directors” or “Board” has the meaning assigned to such term in Section 5.1(a).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Shareholder’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Shareholder’s Capital Account balance as maintained pursuant to Section 4.1 and the hypothetical balance of such Shareholder’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of California shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Shareholder pursuant to Section 4.1. The “Capital Account” of a Shareholder in respect of any Company Interest shall be the amount that such Capital Account would be if such Company Interest were the only interests in the Company held by such Shareholder from and after the date on which such Company Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Shareholder contributes to the Company, with the approval of the Board of Directors, pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, Simulated Depletion, amortization and other cost recovery deductions charged to the Shareholders’ Capital Accounts in respect of such property and (b) with respect to any other Company property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. In the case of any oil and gas property (as defined in Section 614 of the Code), adjusted basis shall be determined pursuant to Treasury Regulations Section 1.613A-3(e)(3)(iii)(C). The Carrying Value of any property shall be adjusted from time to time in accordance with Section 4.1(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Directors.

“Certificate” means a certificate (a) in global form in accordance with the rules and regulations of the Depositary or (b) in such other form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Shares; provided, however, that the Shares shall not be certificated unless otherwise determined by the Board of Directors.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.6, as such Certificate of Formation may be amended, supplemented or restated from time to time.

“Chairman of the Board” has the meaning assigned to such term in Section 5.2(c).

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor Law.

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means any Shares that are not Preferred Shares.

“Company” means Phoenix Energy One, LLC, a Delaware limited liability company.

“Company Group” means the Company and each Subsidiary of the Company. For the avoidance of doubt, Phoenix Holdings is not part of the Company Group.

“Company Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Company Interest” means any class or series of limited liability company interest in the Company (but excluding any Derivative Securities), including without limitation, Common Shares and Series A Preferred Shares.

“Conflict Matter” has the meaning assigned to such term in Section 5.17.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.1(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 4.2(d)(ix).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Depositary” means, with respect to any Shares issued in global form, The Depository Trust Company (and its successors or assigns) or any other securities depositary selected by the Board of Directors.

“Derivative Securities” means any options, rights, warrants, appreciation rights or other securities whose value is derived, directly or indirectly, from Shares.

“Designated Individual” has the meaning assigned to such term in Section 7.4(a).

“Director” means a member of the Board of Directors of the Company; and Directors shall constitute “managers” of the Company within the meaning of, and for all purposes of, the Delaware Act.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” means September 29, 2025, the date upon which this Agreement became effective and amended and restated the Second Amended and Restated LLC Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules and regulations promulgated thereunder.

“Fair Value” means, with respect to any Shares (or fraction thereof) as of a specified date, (a) if such Shares are not traded on any National Securities Exchange, the fair market value per Share as determined by the Board of Directors or (b) if such Shares are traded on any National Securities Exchange, the last sales price per Share as of the close of trading of such National Securities Exchange or, if there is no such last sales price, the average of the bid and ask price per such Share, in each case, for the eight (8) trading days prior to such date.

“Fraud” means, with respect to any Person, an intentional misrepresentation of material facts or an intentional omission or concealment of material facts by such Person, in each case (i) where such misrepresentation, omission or concealment is made by such Person with (x) actual knowledge or belief that such representation was materially false or such omission or concealment was material (i.e., scienter) and (y) the intention to induce another Person to act or refrain from acting, and (ii) where such other Person acted or failed to act in justifiable reliance upon such misrepresentation, omission or concealment, resulting in material damage to such other Person.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Gross Liability Value” means, with respect to any Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group Member” means a member of the Company Group.

“Indemnitee” means (i) each current and former Director, (ii) each current and former Officer, (iii) any or other Person that may be designated by the Board of Directors from time to time as an “Indemnitee” for purposes of this Agreement, (iv) the current and any former Partnership Representative (and, if applicable, any Designated Individual), and (v) any Person that the Board designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Company Group’s business and affairs.

“Law” means any federal, state, local, non-U.S. or other law (including common law), statute, code, ordinance, rule or regulation or other requirement enacted, promulgated, issued, entered or put into effect by a Governmental Entity.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Liquidation Preference” means a liquidation preference for each Series A Preferred Share initially equal to $25.00 per Series A Preferred Share (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Shares), which liquidation preference shall be subject to increase by the per Series A Preferred Share amount of any accumulated and unpaid distributions with respect to the Series A Preferred Shares (whether or not such distributions shall have been declared).

“Liquidator” means the Board of Directors, or such other Person or Persons selected and appointed by the Board of Directors to act as a liquidating trustee of the Company and perform the functions described in Section 8.3 in connection with the winding up of the Company.

“Loan Document” has the meaning given to such term in the Senior Secured Credit Agreement.

“National Securities Exchange” means the NYSE American LLC, or such other securities exchange registered with the Commission under the Exchange Act on which any of the Company’s Shares are listed for trading from time to time.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other consideration reduced by any Liabilities either assumed by the Company upon such contribution or to which such property or other consideration is subject when contributed and (b) in the case of any property distributed to a Shareholder by the Company, the Company’s Carrying Value of such property (as adjusted pursuant to Section 4.1(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Shareholder upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.1(b) and shall include Simulated Gain (as provided in Section 4.2(e)(iii), but shall not include Simulated Depletion, Simulated Loss or any items specially allocated under Section 4.2(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.1(b) and shall include Simulated Gain (as provided in Section 4.2(e)(iii)), but shall not include Simulated Depletion, Simulated Loss or any items specially allocated under Section 4.2(d).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Shareholders pursuant to Section 4.2(c) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Noncompensatory Option” has the meaning set forth in Treasury Regulations Section 1.721-2(f).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Officers” has the meaning assigned to such term in Section 5.19(a).

“Outstanding” means, with respect to any Shares, as of any date, all of such Shares that are issued by the Company and reflected as outstanding in the records of the Transfer Agent or the Company, as applicable, as of such date.

“Partnership Representative” has the meaning assigned to such term in Section 7.4(a).

“Percentage Interest” means as of any date of determination as to any Shareholder or assignee holding Common Shares, the quotient obtained by dividing (A) the number of Common Shares held by such Shareholder or assignee by (B) the total number of all Outstanding Common Shares. The Percentage Interest with respect to a Series A Preferred Share shall at all times be zero.

“Pro Rata” means (a) when modifying Shares or any class thereof (including Series A Preferred Shares), apportioned equally among all such designated Shares in accordance with their relative Percentage Interests, (b) when modifying Shareholders and assignees (other than Series A Preferred Shareholders), apportioned among all Shareholders and assignees in accordance with their relative Percentage Interests, and (c) solely when modifying Series A Preferred Shareholders, apportioned equally among all Series A Shareholders in accordance with the relative number or percentage of Series A Preferred Shares held by each such Series A Preferred Shareholder.

“Person” means any individual, corporation, firm, partnership (including a limited partnership), joint venture, limited liability company, estate, trust, association, organization, custodian, nominee, Governmental Entity or other entity (or series thereof).

“Phoenix Holdings” has the meaning assigned to such term in the Recitals.

“Preferred Shares” means a class or series of Shares that entitles the holders thereof to a preference or priority over Common Shares with respect to (a) the right to share in Company distributions, or (b) rights upon dissolution or liquidation of the Company.

“Purchase Notice” means a notice of a determination of the Board of Directors to either (i) cause the Company to redeem a Shareholder’s Shares, or (ii) require a Shareholder to sell Shares to the Company or such other Person as the Board of Directors shall determine, in each case, pursuant to Section 3.7, which notice shall specify the date on which any such Shares are to be redeemed or purchased and the price at which such Shares are to be redeemed or purchased (which price shall be the Fair Value of such Shares).

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the Board of Directors for determining (a) the identity of the Record Holders of Shares entitled to (i) notice of, attend and vote at any meeting of Shareholders, (ii) act by consent of Shareholders, (iii) receive any distribution of cash or other assets that may be declared by the Board of Directors or (iv) participate in any subdivision, combination, split recapitalization or any offer to holders of such Shares or (b) the identity of the Record Holders for any other purpose.

“Record Holder” or “holder” means (a) with respect to any Common Share, the Person in whose name such Share is registered on the books of the Company or Transfer Agent, as applicable, as of the opening of business on a particular Business Day, and (b) with respect to any Share of any other class or series, the Person in whose name such Share is registered on the books that the Company has caused to be kept as of the opening of business on a particular Business Day.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Loss under Section 4.2(a) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Sections 4.2(d)(i), 4.2(d)(ii), 4.2(d)(iii), 4.2(d)(vi) , 4.2(d)(v), 4.2(d)(vi) or 4.2(d)(viii).

“Required Sale” has the meaning set forth in Section 3.7(c).

“Required Seller” has the meaning set forth in Section 3.7(b).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Company property pursuant to Section 4.1(d).

“Revised Audit Rules” means the revised partnership audit rules under the United States Bipartisan Budget Act of 2015 and any sections of the Code or Treasury Regulations promulgated thereunder and with respect thereto, each as amended from time to time, and any similar state and local rules and regulations.

“Second Amended and Restated LLC Agreement” has the meaning assigned to such term in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute, and the rules and regulations promulgated thereunder.

“Senior Secured Credit Agreement” means that certain Amended and Restated Senior Secured Credit Agreement, dated as of August 12, 2024, among the Company, Phoenix Operating LLC, a Delaware limited liability company, as borrower, each of the lenders from time to time party thereto and Fortress Credit Corp., as administrative agent for the lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Series A Preferred Share Designation” means the Share Designation with respect to the Series A Preferred Shares, attached hereto as Exhibit A.

“Series A Preferred Shares” has the meaning assigned to such term in Section 3.2(b).

“Series A Preferred Shareholder” means a Shareholder of Series A Preferred Shares.

“Share” means any Company Interest designated as a “share” issued by the Company, and shall include Common Shares and Preferred Shares, that evidences a Shareholder’s rights, powers (including voting power), preferences, limitations, restrictions, qualifications, duties and obligations with respect to the Company pursuant to this Agreement. The Shares of the Company shall constitute “limited liability company interests” of the Company within the meaning of, and for all purposes of, the Delaware Act. Shares may be issued in different classes or series.

“Share Designation” has the meaning assigned to such term in Section 3.2(f) and, for the avoidance of doubt, includes the Series A Preferred Share Designation.

“Shareholder” means each Record Holder of a Share. The Shareholders shall constitute “members” the Company within the meaning of, and for all purposes of, the Delaware Act.

“Shareholder Approval” means approval of any matter by holders of Common Shares (and any other Voting Shares), voting together as a single class (unless otherwise provided for herein, including in any Share Designation), either (A) at a meeting of Shareholders at which a quorum is present, upon the affirmative vote of holders of a majority of the voting power represented by the Common Shares (and any other Voting Shares) present at such meeting or (B) by action by consent of the Shareholders, acting pursuant to Section 11.10, upon consent of holders of a majority of the voting power represented by all Outstanding Common Shares (and any other Voting Shares).

“Shareholder Nonrecourse Debt” has the meaning of “partner nonrecourse debt” as set forth in Treasury Regulation Section 1.704-2(b)(4).

“Shareholder Nonrecourse Debt Minimum Gain” has the meaning of “partner nonrecourse debt minimum gain” as set forth in Treasury Regulation Section 1.704-2(i)(2).

“Shareholder Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Shareholder Nonrecourse Debt.

“Simulated Basis” means the Carrying Value of any oil and gas property (as defined in Section 614 of the Code).

“Simulated Depletion” means, with respect to an oil and gas property (as defined in Section 614 of the Code), a depletion allowance computed in accordance with U.S. federal income tax principles set forth in Treasury Regulations Section 1.611-2(a)(1) (as if the Simulated Basis of the property was its adjusted tax basis) and in the manner specified in Treasury Regulations Section 1.704-1(b) (2)(iv)(k)(2), applying the cost depletion method. For purposes of computing Simulated Depletion with respect to any oil and gas property (as defined in Section 614 of the Code), the Simulated Basis of such property shall be deemed to be the Carrying Value of such property, and in no event shall such allowance for Simulated Depletion, in the aggregate, exceed such Simulated Basis. If the Carrying Value of an oil and gas property is adjusted pursuant to Section 4.1 during a taxable period, following such adjustment Simulated Depletion shall thereafter be calculated under the foregoing provisions based upon such adjusted Carrying Value.

“Simulated Gain” means the excess, if any, of the amount realized from the sale or other disposition of an oil or gas property (as defined in Section 614 of the Code) over the Carrying Value of such property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the excess, if any, of the Carrying Value of an oil or gas property (as defined in Section 614 of the Code) over the amount realized from the sale or other disposition of such property and determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such Person (i) holds or otherwise controls the voting of, directly or indirectly,

more than fifty percent (50%) of the outstanding voting equity interests of such Person or (ii) is or has the power, by contract or otherwise, directly or indirectly, to designate the sole general partner, the sole manager, the managing member or a majority of the other governing body of such Person.

“transfer” means, with respect to a Share, a transaction by which the Record Holder of a Share assigns such Share to another Person, and includes a sale, assignment, gift, exchange or any other disposition by Law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

“Transfer Agent” means, with respect to Common Shares (or any other class or series of Shares issued after the Effective Time that are listed on a National Securities Exchange), such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for such class or series of Shares; provided that, if no Transfer Agent is specifically designated for such class or series of Shares, the Company shall act in such capacity for such class or series. As of the Effective Time, the Company shall act in the capacity of the Transfer Agent with respect to the Common Shares until otherwise determined by the Board of Directors.

“Treasury Regulations” means one or more United States Department of Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.1(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.1(d) as of such date).

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.1(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.1(d)).

“Voting Shares” means the Common Shares and any other class or series of Shares issued after the Effective Time that entitles the Record Holder thereof to vote on any matter submitted for consent or approval of Shareholders under this Agreement.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to “Articles” and “Sections” refer to Articles and Sections of this Agreement; (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; (d) the terms “herein,” “hereof” and “hereunder” (and terms of similar import) are references to this Agreement in its entirety, and not to any particular provision; (e) the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative; and (f) the terms “in writing,” “written communications,” “written notice,” and words of similar import shall be deemed satisfied under this Agreement by use of email and other forms of electronic communication or transmission.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Delaware Act. The rights, powers (including voting power), limitations, restrictions, duties and obligations of the Shareholders, in their capacity as such (including with respect to their interest in the Company and the Shares), and the governance, management and internal affairs of the Company, shall be governed exclusively by this Agreement. Unless expressly set forth in this Agreement, no Shareholder Approval shall be required with respect to any matter relating to the Company, including any matter with respect to which members of limited liability companies have default approval rights under the Delaware Act. All Shares shall constitute personal property of the owner thereof for all purposes, and no Shareholder shall have any interest in any Company property.

Section 2.2 Name. The name of the Company is “Phoenix Energy One, LLC” and the Company’s business shall be conducted under such name and any other names as may be determined by the Board of Directors from time to time. The Board of Directors may change the name of the Company at any time and from time to time, without the approval of Shareholders, by filing an amendment to the Certificate of Formation (and upon such filing, this Agreement shall be deemed automatically amended to change the name of the Company) and shall notify the Shareholders of such change.

Section 2.3 Registered Office; Registered Agent; Other Offices. The registered office of the Company in the State of Delaware is located at 251 Little Falls Drive, Wilmington, DE 19808, and the name of the registered agent for service of process on the Company in the State of Delaware at such registered office is The Corporation Service Company, unless and until changed by the Board of Directors by filing an amendment to the Certificate of Formation (and upon such filing, this Agreement shall be deemed automatically amended to change the registered office and registered agent of the Company). The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

Section 2.4 Purposes. The purposes of the Company shall be to (a) conduct or engage in, directly or indirectly through subsidiaries, any business, purpose or activity that lawfully may be conducted by a limited liability company formed pursuant to the Delaware Act, and (b) conduct any and all activities related or incidental to the foregoing purposes.

Section 2.5 Powers. The Company shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

Section 2.6 Certificate of Formation. The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act, such filing being hereby confirmed, ratified and approved in all respects. To the extent that the Board of Directors determines that any filing or other action is necessary or appropriate for the Company’s continuation, qualification and operation as a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property, the Board of Directors shall direct the appropriate Officers to make such filings or take such other actions that are necessary or appropriate, and any such Officer so directed shall be an “authorized person” of the Company within the meaning of the Delaware Act for purposes of filing any such certificate with the Secretary of State of the State of Delaware. The Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Shareholder.

Section 2.7 Power of Attorney.

(a) Each Shareholder hereby constitutes and appoints each of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Secretary of the Company, any Director and, if a Liquidator shall have been appointed pursuant to Section 8.2, the Liquidator (and any successor to the Liquidator by merger, division, transfer, assignment, election or otherwise) (each, an “Attorney-in-Fact”) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as such Shareholder’s true and lawful agent and attorney-in-fact, with full power and authority in such Shareholder’s name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices:

(1) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments and restatements hereof or thereof) relating to the admission, withdrawal, resignation, removal or substitution of any Shareholder pursuant to, or other events described in, this Agreement;

(2) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that such Attorney-in-Fact determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

(3) all certificates, documents and other instruments that such Attorney-in-Fact determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement, subject to the provisions of Article IX;

(4) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that such Attorney-in-Fact determines to be necessary or appropriate to reflect the dissolution, liquidation and termination of the Company pursuant to the terms of this Agreement;

(5) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Shares issued pursuant to Section 3.2; and

(6) all certificates, documents and other instruments (including agreements and a certificate of merger, division, conversion or consolidation) relating to a merger, division, consolidation or conversion of the Company pursuant to Article X; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board of Directors or the Liquidator determines to be necessary or appropriate to (1) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Shareholders hereunder or is consistent with the terms of this Agreement or (2) effectuate the terms or intent of this Agreement; provided, that when any provision of this Agreement requires the Shareholders of any class or series to take any action, an Attorney-in-Fact may exercise the power of attorney made in this Section 2.7(a)(ii) to take such action, only after the necessary vote, consent, approval, agreement or other action of the Shareholders or of the Shareholders of such class or series, as applicable.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by Law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Shareholder and the transfer of all or any portion of such Shareholder’s Shares and shall extend to such Shareholder’s heirs, successors, assigns and personal representatives. Each Shareholder hereby agrees to be bound by any representation made by any Attorney-in-Fact, acting pursuant to such power of attorney; and each Shareholder, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of any Attorney-in-Fact, taken under such power of attorney in accordance with this Section 2.7. Each Shareholder shall execute and deliver to an Attorney-in-Fact, within fifteen (15) days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any such Attorney-in-Fact determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 2.8 Term. The Company’s term shall be perpetual, unless and until the Company is dissolved in accordance with the provisions of Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

Section 2.9 Title to the Company’s Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be owned by the Company as an entity, and no Shareholder, Director or Officer, individually or collectively, shall have any ownership interest in any of the Company’s assets or any portion thereof. Title to any or all of the Company’s assets may be held in the name of the Company, any Subsidiary of the Company or one or more nominees, as the Board of Directors may determine. All of the Company’s assets shall be recorded as the property of the Company (either directly or indirectly through any of its Subsidiaries) in the books and records of the Company Group, irrespective of the name in which record title to such assets is held.

ARTICLE III

SHAREHOLDERS AND SHARES

Section 3.1 Shareholders. A Person shall be admitted as a Shareholder and shall automatically become bound by the terms, restrictions, duties, obligations and conditions of this Agreement immediately upon such Person’s purchase or other acquisition of any Share in accordance with the terms and conditions of this Agreement and the registration of such Person’s ownership in the register of the Company, without any requirement that such Person execute this Agreement. A Person may become a Shareholder without the consent or approval of any of the Shareholders. A Person may not become a Shareholder without acquiring a Share.

(a) The name and address (including email address) of each Shareholder shall be listed on the books and records of the Company or the Transfer Agent, as applicable, maintained for such purpose. The Secretary of the Company or the Transfer Agent, as applicable, shall update such books and records from time to time as necessary to reflect accurately the information contained therein. The Company shall be entitled to obtain such other information about each Shareholder (and each beneficial owner of Shares) as shall be necessary or appropriate in connection with such Shareholder’s ownership of Shares and in order to permit the Company to carry out its obligations hereunder, including pursuant to Section 7.1.

(b) Except as otherwise required by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder.

(c) Except to the extent expressly provided in this Agreement (including any Share Designation), a Shareholder shall not have any right to resign or withdraw from the Company; provided, that when a Shareholder transfers its Shares, such Shareholder shall cease to have any rights with respect to such Shares transferred and, upon any transfer by a Shareholder of all of its Shares, such transferring Shareholder shall cease to be a member of the Company and shall have no further rights as a Shareholder or otherwise under this Agreement from and after the effective date of such transfer.

(d) Except to the extent expressly provided in this Agreement (including any Share Designation), (i) no Shareholder shall be entitled to the withdrawal or return of any Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon dissolution of the Company may be considered as such by Law and then only to the extent provided for in this Agreement; (ii) no Shareholder shall have priority over any other Shareholder either as to profits, losses or distributions or upon dissolution of the Company; (iii) no interest shall be paid by the Company on any Capital Contributions; and (iv) no Shareholder, in its capacity as such, shall participate in the conduct, management or control of the Company’s business, transact any business in the Company’s name or have the power to execute documents for or otherwise bind the Company by reason of being a Shareholder.

(e) Any Shareholder shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group, and none of the same shall constitute a breach of this Agreement or of any duty to the Company or any other Shareholder that may be otherwise existing at Law or in equity. Neither the Company nor any of the other Shareholders shall have any rights by virtue of this Agreement in any such business interests or activities of any Shareholder. No Shareholder, in its capacity as such, shall owe fiduciary duties to the Company or any other Shareholder; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

Section 3.2 Shares.

(a) The Company is authorized to issue, and the Board of Directors shall have the authority to cause the Company to issue, Shares, for any purpose at any time and from time to time, to such Persons and for such consideration (which may be cash, property, services or any other consideration) or for no consideration, and on such terms and conditions as the Board of Directors shall determine, whether or not greater consideration could be received upon the issue or sale of (i) the same number of Shares of such class or series to another Person or (ii) the same number of Shares of another class or series. Each Share shall be governed by the provisions set forth in this Agreement (including any Share Designation). For the avoidance of doubt, this Agreement, including each Share Designation, shall constitute the limited liability company agreement of the Company for all purposes of the Delaware Act and otherwise. Except to the extent expressly provided in any Share Designation, no Share shall entitle any Shareholder to any preemptive, subscription, preferential or similar rights with respect to the issuance of Shares.

(b) As of the Effective Time, the authorized classes of Shares consist of: Common Shares and Preferred Shares. The authorized number of (i) Common Shares is 100,000,000, and (ii) Preferred Shares is 20,000,000, of which 3,750,000 are designated as a series of Preferred Shares denominated Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”) with the terms of the Series A Preferred Shares set forth in the Series A Preferred Share Designation attached hereto as Exhibit A, which, for the avoidance of doubt, is the Share Designation for the Series A Preferred Shares.

(c) As of the Effective Time, the limited liability company interests of the Company held by Phoenix Holdings in accordance with the Second Amended and Restated LLC Agreement shall be, and hereby are, automatically converted into 100,000,000 Common Shares and Phoenix Holdings is the only Shareholder holding Common Shares.

(d) Except to the extent expressly provided otherwise in this Agreement, on all matters voted or consented upon by Shareholders, each Common Share shall entitle the Record Holder thereof to cast one (1) vote for such Common Share held as of the applicable Record Date.

(e) [Reserved]

(f) Subject to Section 11.15, the Board of Directors shall have the authority to create and issue additional Shares, including Preferred Shares or additional classes or series of Common Shares, in one or more classes or series, with such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights, powers and duties (which may be junior to, equivalent to, or senior or superior to, any existing classes or series of Shares) and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and reflected in a document approved by the Board of Directors in compliance with Section 5.1 (each, a “Share Designation”). Without limiting the generality of the foregoing, a Share Designation of any class or series of Shares may provide for: (i) the distinctive designation of such class or series and the number of Shares which shall constitute such class or series; (ii) the rights to distributions of such Shares and the preferences with respect thereto (if any), the distribution payment dates, the periods in respect of which distribution are payable, whether such distribution shall be cumulative and, if cumulative, the date or dates from which distribution shall accumulate, and whether such distributions may be payable in cash or in kind; (iii) the voting rights (if any) of such Shares, including the number of votes per Share, the matters upon which such Shares are entitled to vote and any restrictions or limitations upon any voting rights of such Shares; (iv) the terms, if any, on which Shares of such class or series may be redeemed, including, without limitation, the redemption price or prices for such class or series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of Shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption; (v) the terms and amount of any sinking fund provided for the purchase or redemption of Shares of such class or series; (vi) the amount or amounts which shall be paid to the holders of Shares of such class or series upon the liquidation, dissolution or winding up of the Company; (vii) the terms, if any, upon which the holders of Shares of such class or series may convert or exchange such Shares into Shares of any other class or series of Shares or into other securities; (viii) whether or not the holders of such class or series of Shares, in such capacity, shall have any preemptive or preferential rights to subscribe for or purchase Shares of any class or series of the Company, whether now or hereafter authorized, or any securities convertible into, or warrant or other evidences of optional rights to purchase or subscribe for, Shares of any class or series of the Company, whether now or hereafter authorized; and (ix) whether or not the issuance of additional Shares of such class or series, or of any Shares of any other class or series, shall be subject to restrictions as to issuance, or as to the preferences, rights and qualifications thereof.

A Share Designation (or any resolution of the Board of Directors amending any Share Designation) shall be effective when a duly executed original of the same is delivered to the Secretary of the Company for inclusion among the permanent records of the Company, and shall be annexed to, and constitute part of, this Agreement. Unless otherwise provided in the applicable Share Designation, the Board of Directors may at any time increase or decrease the number of Shares of any class or series, but not below the number of Shares of such class or series then outstanding. The Board of Directors is authorized to change the voting powers, designations, preferences and other rights, as well as the qualifications, limitations and restrictions, of any class or series of Shares created pursuant to a Share Designation if no Shares authorized and created pursuant to such Share Designation are outstanding. The rights conferred upon the holders of existing Shares shall be deemed not to be varied, amended or modified by the creation and issuance of any additional class or series of Shares in accordance with this Section 3.2(f). Notwithstanding any other provision of this Agreement, the Series A Preferred Share Designation is effective at the Effective Time. In the case of any conflict between the terms of this Agreement and the terms of a Share Designation, the terms of such Share Designation shall control.

(g) Subject to Section 11.15, the Board of Directors shall have the authority to cause the Company to issue any Derivative Securities at any time and from time to time, to any Person or Persons (including any Shareholder) for such consideration (or no consideration) as the Board of Directors shall determine, and any such Derivative Securities shall have such rights, powers, restrictions, qualifications and limitations as shall be determined by the Board, including, without limitation, the terms and conditions, if any, upon which such Derivative Securities may be exercised, exchanged or converted into Shares of any class or series.

(h) Subject to the requirements of applicable Law (including, without limitation, Sections 18-607 and 18-804 of the Delaware Act), the Company shall have the power to (i) issue Shares on terms that they may be redeemed, or are required to be redeemed, at the option of the Company or the holder of such Shares, on such terms and in such manner as the Board of Directors may determine and (ii) purchase Shares of any class or series (including redeemable Shares) from such Persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of (1) the same number of Shares of such class or series from another Person or (2) the same number of Shares of another class or series, and as otherwise permitted by Law. Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company, receive distributions or vote or consent upon any matter from and after the date specified as the date of redemption in the notice of redemption.

Section 3.3 Certificates. Unless otherwise determined by the Board, all Shares shall be uncertificated and no Shareholder shall be entitled to a Certificate for any or all of such Person’s Shares. In the event that a Share is represented by a Certificate, no such Certificate shall be valid for any purpose until it has been countersigned by, and registered on the books of, the Transfer Agent; provided, however, that if the Board of Directors elects to issue Shares in global form, the Certificates representing such Shares shall be valid upon receipt of a certificate from the Transfer Agent certifying that such Shares have been duly registered in accordance with the directions of the Company. Any or all of the signatures required on the Certificate may be by facsimile or other electronic signature or electronic transmission. The Board of Directors shall have the power and authority to make all rules and regulations concerning the issue, transfer and registration or the replacement of Certificates.

Section 3.4 Record Holders. The Company shall be entitled to recognize the Record Holder as the owner of a Share and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Share on the part of any other Person, regardless of whether the Company shall have actual notice or other notice thereof, except as otherwise provided by Law or any rule, regulation, guideline or requirement of any National Securities Exchange on which such Shares are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring or holding Shares, as between the Company, on the one hand, and such other Person, on the other, such representative Person shall be deemed the Record Holder of such Shares.

Section 3.5 Registration and Transfer of Shares.

(a) Subject to the terms of this Agreement (including Section 3.6), Shares are freely transferable. The Officers shall keep or cause to be kept on behalf of the Company a register that will provide for the registration and transfer of Shares; provided, that the Company may from time to time appoint a Transfer Agent for the purpose of registering Shares. In the absence of manifest error, the register kept by or on behalf of the Company shall be conclusive as to the identity of the holders of Shares.

(b) The Company shall not recognize any transfer of Shares, and the transferor shall be deemed to remain the holder of the Shares being transferred, until the transfer is registered on the books of the Company or the Transfer Agent, as applicable; provided, that in the event that any Shares are represented by Certificates, no distributions shall be paid in respect of any such transferred certificated Shares until the Certificates evidencing such Shares are surrendered to the Transfer Agent. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the registration of any transfer, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) No transfer of a Share shall entitle the transferee to receive distributions or to any other rights to which the transferor was entitled until the transferee becomes a Shareholder pursuant to this Article III.

Section 3.6 Restrictions on Transfer.

(a) The Board of Directors may decline to recognize, approve or authorize the registration of any transfer of Shares if the Board of Directors shall determine that any non-de minimis adverse tax, regulatory or legal consequences to the Company, any other Group Member, or any other direct or indirect holder of Shares, or their respective Affiliates, would result from such transfer (an “Adverse Consequence”), including if such transfer would:

(i) violate applicable Law, including U.S. federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other applicable Laws of any Governmental Entity with jurisdiction over the Company Group or such transfer, or have the effect of rendering unavailable any exemption under applicable Laws (including securities Laws) relied upon for a prior transfer of Shares;

(ii) terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation or any other jurisdiction in which the Company, directly or indirectly, conducts business or owns assets; or

(iii) cause the Company to be treated as an association taxable as a corporation or otherwise to be treated as other than a partnership for U.S. federal income tax purposes, in either case, to the extent the Company is not already so treated.

(b) The Board of Directors (i) may decline to recognize, approve or authorize the registration of any transfer of any Share unless: (x) such transfer has been registered under the Securities Act or (y) an opinion from counsel acceptable to the Board of Directors shall have been delivered to the Company to the effect that registration of such transfer under the Securities Act is not required and (ii) shall decline to recognize, approve or authorize the registration of any transfer of any Share if such transfer shall not have been approved by applicable Governmental Entities if such approval is required; provided, that nothing contained in this Agreement shall preclude the settlement of any transactions involving Shares entered into through the facilities of any National Securities Exchange on which such Shares are listed for trading.

(c) The Board of Directors may impose additional restrictions on the transfer of Shares other than those set forth in this Agreement if, on the opinion of counsel, such restrictions are necessary or advisable to avoid a significant risk of the Company becoming treated as an association taxable as a corporation or otherwise to be treated as other than a partnership for U.S. federal income tax purposes. The Board of Directors may impose such restrictions by amending this Agreement without the approval of the Shareholders.

(d) The Board of Directors shall have the authority to request from any direct or indirect holder of Shares, and such holder shall provide, such information as the Board of Directors may request for the purpose of determining whether to decline to recognize, approve or authorize the registration of any transfer of Shares in accordance with this Section 3.6. If such information is not provided to the Board’s satisfaction, the Board of Directors may decline to recognize, approve or authorize the registration of such transfer. Any purported transfer of any Shares in violation of this Agreement shall, to the fullest extent permitted by law, be null and void ab initio and of no force or effect.

(e) If the Board of Directors refuses to recognize, approve or authorize the registration of any transfer, it shall, within ten (10) Business Days after the date on which the transfer request was lodged with the Company, send to the transferor and the transferee notice of such refusal.

(f) Notwithstanding anything to the contrary in this Agreement, for so long as the Senior Secured Credit Agreement remains in effect, the restrictions on transfers and the requirement that the Board of Directors recognize any such transfer as provided for under this Section 3.6 shall not apply to the transfer of any Common Share to or by any Person receiving or having received such Common Shares upon the foreclosure of the pledges of any such Common Share made in connection with the Senior Secured Credit Agreement and the other Loan Documents.

Section 3.7 Required Sale of Shares.

(a) If the Board of Directors determines at any time that any Shareholder’s ownership of Shares would result in an Adverse Consequence, the Company shall have the option, but not the obligation, to (i) redeem, (ii) repurchase, or (iii) assign to a third party the right to purchase the minimum number of Shares held by such Person that is necessary to eliminate such Adverse Consequence, in each case at a price equal to the Fair Value of such Shares. For the avoidance of doubt, the Board of Directors shall have full power and authority, without any requirement for approval or consent of any Shareholders, to make determinations under this Section 3.7 and no action by any Shareholder shall be required to effect any redemption, repurchase or assignment of Shares pursuant to this Section 3.7. Any Shares redeemed or repurchased in accordance with this Section 3.7 shall be cancelled upon tender of the purchase price to the applicable Shareholder in accordance with this Section 3.7.

(b) If the Board of Directors determines, pursuant to this Section 3.7, to redeem, repurchase or assign to a third party the right to purchase Shares of any Shareholder (such Shareholder, in such capacity, a “Required Seller”), the Company shall provide a Purchase Notice to such Required Seller. The Company may revoke the Purchase Notice at any time prior to the closing of such sale or redemption.

(c) The closing of a sale or redemption of Shares pursuant to this Section 3.7 (a “Required Sale”) shall take place at a location and date selected by the Company and set forth in the Purchase Notice, which shall be delivered at least five (5) Business Days prior to the closing date specified therein; provided, however, that such closing date shall be no earlier than the later of: (i) five (5) Business Days after a Purchase Notice is given with respect to such Required Sale; and (ii) in the event that a Shareholder objects to the Board’s determination of Fair Value contained in a Purchase Notice pursuant to Section 3.7(d), five (5) Business Days after the date of determination of Appraised Value. Payment of the purchase price for such Required Sale shall be by wire transfer at such closing.

(d) If the Required Seller objects to the Board’s determination of the Fair Value of the Shares to be sold in a Required Sale, the Company shall retain an independent appraisal firm to determine the Appraised Value of such Shares, and the decision of such appraisal firm making such determination of Appraised Value shall be final and binding on the Company and the Required Seller. Such Appraised Value shall be determined as a pro rata portion of the value of the Company taken as a whole, based on the higher of: (a) the value derived from a hypothetical sale of the Company as a going concern by a willing seller to a willing buyer (neither under any compulsion); and (b) the liquidation value of the Company.

(e) Notwithstanding anything to the contrary in this Agreement, for so long as the Senior Secured Credit Agreement remains in effect, the provisions of this Section 3.7 shall not apply to the any Common Share held by any Person having received such Common Share upon the foreclosure of the pledges of any such Common Share made in connection with the Senior Secured Credit Agreement and the other Loan Documents.

Section 3.8 Transmission of Shares.

(a) Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a holder thereof shall, upon such evidence being produced as may from time to time be required by the Board of Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being so registered, to make such transfer of the Share as the deceased or bankrupt Person could have made, subject to Section 3.6 and Section 3.7.

(b) A Person becoming entitled to a Share by reason of the death or bankruptcy of a holder thereof shall be entitled to the same distributions and other advantages to which such Person would be entitled if it were the registered Shareholder holding such Share notwithstanding that such holder is not a Shareholder, except that such Person shall not, before being registered as a Shareholder in respect of the Share, be entitled to exercise any voting rights or other rights conferred by ownership of such Share in relation to meetings of the Company.

Section 3.9 Splits and Combinations.

(a) Subject to Section 11.15, the Board of Directors may cause the Company to make a pro rata distribution of Shares of any class or series to all Record Holders of such class or series of Shares, or may effect a split, subdivision or combination of Shares of any class or series.

(b) Whenever such a distribution, split, subdivision or combination of Shares is declared, the Board of Directors shall select a Record Date for determining the holders of Shares entitled to receive such distribution or have their Shares be subject to such split, subdivision or combination, and a date as of which the distribution, split, subdivision or combination shall be effective. Notice of a distribution, split, subdivision or combination of Shares shall be given promptly, and in accordance with the rules of any National Securities Exchange on which Shares are then listed for trading, to each Record Holder as of such date selected by the Board of Directors. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Shares to be held by each Record Holder after giving effect to such distribution, split, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

Section 3.10 Fractional Shares. Subject to Section 11.15, the Board of Directors may cause the Company to issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to, and carry the corresponding fraction of, the rights, powers (including voting power), preferences, qualifications, limitations, restrictions, obligations, duties and other attributes of a whole Share. If more than one fraction of a Share of the same class or series is issued to or acquired by the same holder, such fractions shall be accumulated. Notwithstanding the foregoing, if any Share distribution or forward or reverse Share split would otherwise result in the issuance of fractional Shares, the Board of Directors may decide to (i) round each such fractional Share to the nearest whole Share (and a 0.5 Share shall be rounded to the next higher Share), (ii) pay cash in lieu of such fractional Shares equal to the Fair Value of such fractional Shares or (iii) cause all such fractional shares to be aggregated and sold on a National Securities Exchange and distribute the proceeds thereof pro rata to the Shareholders otherwise entitled to receive such fractional Shares.

Section 3.11 Fully Paid and Non-Assessable Nature of Shares. All Shares issued pursuant to, and in accordance with the requirements of, this Article III shall represent validly issued, fully paid and non-assessable limited liability company interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1 Establishment and Maintenance of Capital Accounts.

(a) There shall be established for each Shareholder (or a beneficial owner of Company Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Board of Directors) on the books of the Company owning a Company Interest as of the date such Shareholder becomes a Shareholder, a capital account (each, a “Capital Account”). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Company Interest and, if any, on the date such Capital Contribution is made to the Company, (ii) such Shareholder’s allocable share of any Net Income (or items thereof) of the Company (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.1(b), and allocated with respect to such Company Interest pursuant to Section 4.2, and (iii) the portion of any amount realized from the disposition of an oil and gas property that constitutes Simulated Gains allocated with respect to such Company Interest in accordance with Section 4.2(e)(iii). Such Capital Account shall be decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Company Interest (provided that the Capital Account of a Series A Preferred Shareholder will not be reduced by any distributions with respect to the Series A Preferred Shares), (y) all items of Company deduction and loss computed in accordance with Section 4.1(b) and allocated with respect to such Company Interest pursuant to Section 4.2, and (z) Simulated Depletion and Simulated Loss in accordance with Section 4.1(e)(ii). The initial Capital Account balance in respect of each Series A Preferred Share on the issue date of such Series A Preferred Share shall be equal to the amount paid for such Series A Preferred Share.

(b) For purposes of computing the amount of any item of income, gain, loss, deduction, Simulated Depletion, Simulated Gain or Simulated Loss that is to be allocated pursuant to Section 4.2 and is to be reflected in the Shareholders’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, however, that:

(i) Solely for purposes of this Section 4.1 and except as otherwise determined by the Board of Directors, the Company shall be treated as owning directly its proportionate share of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Company to promote the sale of (or to sell) a Company Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Shareholders pursuant to Section 4.2.

(iii) The computation of all items of income, gain, loss, deduction, Simulated Depletion, Simulated Gain and Simulated Loss shall be made (x) except as otherwise provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Company and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

(iv) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or Section 743(b) of the Code (including pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(v) Any income, gain, loss, Simulated Gain or Simulated Loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.1(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment. Simulated Depletion shall be computed in accordance with the provisions of the definition of Simulated Depletion.

(vii) The Gross Liability Value of each Liability of the Company described in Treasury Regulations Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Company) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Company).

(c) Except as otherwise provided in this Section 4.1(c), a transferee of a Company Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Company Interest so transferred.

(d) Issuance of Additional Company Interests.

(i) In accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Company Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Company Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Share), the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property; provided, however, that in the event of the issuance of a Company Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Company capital represented by such Company Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Company property immediately after the issuance of such Company Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property and the Capital Accounts of the Shareholders shall be adjusted in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Company Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Company Interest or in the event of an issuance of a de minimis amount of Company Interests as consideration for the provision of services, the Board of Directors may determine that such adjustments are unnecessary for the proper administration of the Company. In determining such Unrealized Gain or Unrealized Loss, the fair market value of all Company property (including cash or cash equivalents) immediately prior to the issuance of additional Company Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Company Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the Board of Directors using such method of valuation as it may adopt.

(ii) In accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual distribution to a Shareholder of any Company property (other than a distribution of cash that is not in redemption or retirement of a Company Interest), the Capital Accounts of all Shareholders and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property; provided, however, that in the event of a distribution to a Shareholder of a de minimis amount of Company property, the Board of Directors determine that such an adjustment is unnecessary for the proper administration of the Company. In determining such Unrealized Gain or Unrealized Loss the fair market value of all Company property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 4.1(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 8.3, be determined by the Liquidator using such method of valuation as it may adopt.

Section 4.2 Allocations.

(a) Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Shareholders among themselves, the Shareholder’s items of income, gain, loss, deduction and Simulated Gain (computed in accordance with Section 4.1(b)) for each taxable period shall be allocated among the Shareholders, and the Capital Accounts of the Shareholders shall be adjusted for Simulated Depletion and Simulated Loss, as provided herein below. Except as explicitly provided in Section 4.2(b) and Section 4.2(c), no allocations pursuant to Section 4.2 shall be allocated to Series A Preferred Shareholders.

(b) Net Income. After giving effect to the special allocations set forth in Section 4.2(d) and Capital Account adjustments pursuant to Section 4.2(e)(ii), Net Income for each taxable period and all items of income, gain, loss and deduction and, to the extent provided in Section 4.2(e)(iii), Simulated Gain, taken into account in computing Net Income for such taxable period shall be allocated as followed:

(i) First, 100% Pro Rata to the Shareholders (other than Series A Preferred Shareholders), in proportion to, and to the extent of Net Loss allocated to such Shareholders pursuant to Section 4.2(c)(iv);

(ii) Second, to all Series A Preferred Shareholders, in proportion to, and to the extent of the Net Loss allocated to such Series A Preferred Shareholders pursuant to Section 4.2(c)(iii) for all previous taxable years, until the aggregate amount of Net Income allocated to such Series A Preferred Shareholder pursuant to this Section 4.2(b)(ii) for the current and all previous taxable years is equal to the aggregate Net Loss allocated to such Series A Preferred Shareholders pursuant to Section 4.2(c)(iii) for all previous taxable years; provided, that in no event shall Net Income be allocated to any such Series A Preferred Shareholder to cause its Capital Account in respect of a Series A Preferred Share to exceed the Liquidation Preference in respect of such Series A Preferred Shares;

(iii) Third, to the Shareholders (other than Series A Preferred Shareholders), in in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Shareholders pursuant to this Section 4.2(b)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Shareholders pursuant to Section 4.2(c)(ii) for all previous taxable years; and

(iv) Fourth, the balance, if any, 100% Pro Rata to the Shareholders (other than Series A Preferred Shareholders) in accordance with their respective Percentage Interests.

(c) Net Loss. After giving effect to the special allocations set forth in Section 4.2(d) and Capital Account adjustments pursuant to Section 4.2(e)(ii), Net Loss for each taxable period and all items of income, gain, loss and deduction and, to the extent provided in Section 4.2(e)(iii), Simulated Gain, taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the Shareholders (other than Series A Preferred Shareholders), Pro Rata in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 4.2(c)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Shareholders pursuant to Section 4.2(b)(iv) for all previous taxable years, provided, that the Net Losses shall be allocated pursuant to this Section 4.2(c)(i) to the extent of, the positive balances in the Shareholders respective Adjusted Capital Accounts at the end of such taxable year;

(ii) Second, 100% to the Shareholders (other than Series A Preferred Shareholders) in accordance with their respective Percentage Interests; provided, that Net Losses shall be allocated pursuant to this Section 4.2(c)(ii) to the extent of, the positive balances in the Shareholders (other than Series A Preferred Shareholders) respective Adjusted Capital Accounts (other than Series A Preferred Shareholders) at the end of such taxable year;

(iii) Third, to all Series A Preferred Shareholders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Share then Outstanding has been reduced to zero;

(iv) Fourth, the balance, if any, 100% Pro Rata to the Shareholders (other than Series A Preferred Shareholders) in accordance with their respective Percentage Interests.

(d) Regulatory Allocations. Notwithstanding any other provision of this Section 4.2, the following special allocations shall be made for each taxable period:

(i) Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4.2, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Shareholder shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i),

or any successor provision. For purposes of this Section 4.2(d), each Shareholder’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.2(d) with respect to such taxable period (other than an allocation pursuant to Sections 4.2(d)(v) and 4.2(d)(vi)). This Section 4.2(d)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Shareholder Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 4.2 (other than Section 4.2(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Shareholder Nonrecourse Debt Minimum Gain during any Company taxable period, any Shareholder with a share of Shareholder Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.2(d), each Shareholder’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.2(d), other than Section 4.2(d)(i) and other than an allocation pursuant to Sections 4.2(d)(v) and 4.2(d)(vi), with respect to such taxable period. This Section 4.2(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Shareholder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Shareholder in an amount and manner sufficient to eliminate, to the extent required by Treasury Regulation, any deficit in the Adjusted Capital Account as quickly as possible; provided, however, that an allocation pursuant to this Section 4.2(d)(iii) shall be made only if and to the extent that such Shareholder would have a deficit in its Adjusted Capital Account after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(d)(iii) were not in this Agreement. This Section 4.2(d)(iii) is intended to comply with the qualified income offset provision in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

(iv) Gross Income Allocations. In the event any Shareholder has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Shareholder is required to restore pursuant to the provisions of this Agreement and (B) the amount such Shareholder is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Shareholder shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.2(d)(iv) shall be made only if and to the extent that such Shareholder would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 4.2 have been tentatively made as if this Section 4.2(d)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Shareholders Pro Rata. If the Board of Directors determines that the Company’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Shareholders, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Shareholder Nonrecourse Deductions. Shareholder Nonrecourse Deductions for any taxable period shall be allocated 100% to the Shareholder that bears the Economic Risk of Loss with respect to the Shareholder Nonrecourse Debt to which such Shareholder Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Shareholder bears the Economic Risk of Loss with respect to a Shareholder Nonrecourse Debt, such Shareholder Nonrecourse Deductions attributable thereto shall be allocated between or among such Shareholders in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulations Section 1.752-3(a)(3), the Shareholders agree that Nonrecourse Liabilities of the Company in excess of the sum of (1) the amount of Company Minimum Gain and (2) the total amount of Nonrecourse Built-in Gain shall be allocated among the Shareholders Pro Rata.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Shareholders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(1) The Required Allocations are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Shareholders that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.2(d)(ix). Therefore, notwithstanding any other provision of this Article IV (other than the Required Allocations), the Board of Directors shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Shareholder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Shareholder would have had if the Required Allocations were not part of this Agreement and all Company items were allocated pursuant to the economic agreement among the Shareholders.

(2) The Board of Directors shall, with respect to each taxable period, (A) apply the provisions of Section 4.2(d)(ix)(1) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (B) divide all allocations pursuant to Section 4.2(d)(ix)(1) among the Shareholders in a manner that is likely to minimize such economic distortions.

(e) Simulated Basis; Simulated Depletion and Simulated Loss; Simulated Gain.

(i) Simulated Basis. For purposes of determining and maintaining the Shareholder’ Capital Accounts, (i) the initial Simulated Basis of each oil and gas property (as defined in Section 614 of the Code) of the Company shall be allocated among the Shareholders Pro Rata and (ii) if the Carrying Value of an oil and gas property (as defined in Section 614 of the Code) is adjusted pursuant to Section 4.1, the Simulated Basis of such property (as adjusted to reflect the adjustment to the Carrying Value of such property), shall to the Shareholders Pro Rata.

(ii) Simulated Depletion and Simulated Loss. For purposes of applying clause (z) of Section 4.1(a), Simulated Depletion and Simulated Loss with respect to each oil and gas property (as defined in Section 614 of the Code) of the Company shall reduce each Shareholder’s Capital Account in proportion to the manner in which the Simulated Basis of such property is allocated among the Partners pursuant to Section 4.2(e)(i).

(iii) Simulated Gain. For purposes of applying clause (iii) of Section 4.2(e), Simulated Gain for any taxable period shall be treated as included in either Net Income or Net Loss and allocated pursuant to Section 4.2(b) or Section 4.2(c), as appropriate.

(f) For the proper administration of the Company and for the preservation of uniformity of the Shares (or any class or series thereof), the Board of Directors, as it determines in its sole discretion is necessary or appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, may (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for U.S. federal income tax purposes of income (including gross income) or deductions; (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Shares (or any class or classes thereof); and (iv) adopt and employ methods for (A) the maintenance of Capital Accounts for book and tax purposes, (B) the determination and allocation of adjustments, if any, under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Shareholders, (E) the provision of tax information and reports to the Shareholders, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and tax basis, (H) the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Shares and (J) tax compliance and other tax-related requirements, including the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies.

(g) The Board of Directors may adopt and employ such conventions and methods as it determines in its sole discretion to be appropriate for the determination for federal income tax purposes of each item of Company income, gain, loss, and deduction and the allocation of such items among Shareholders and between transferors and transferees under this Agreement and pursuant to the Code (including Section 706 of the Code) and the regulations or rulings promulgated thereunder. The Board of Directors may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) The Board of Directors shall determine all matters concerning allocations for tax purposes not expressly provided for herein.

(i) Allocations that would otherwise be made to a Shareholder under the provisions of this Section 4.2 shall instead be made to the beneficial owner of Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors.

Section 4.3 Allocations for Tax Purposes. Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss, deduction and amount realized shall be allocated among the Shareholders in the same manner as its correlative item of “book” income, gain, loss, deduction or amount realized is allocated pursuant to Section 4.2.

(a) The deduction for depletion with respect to each separate oil and gas property (as defined in Section 614 of the Code) shall be computed for U.S. federal income tax purposes separately by the Shareholders rather than by the Company in accordance with Section 613A(c)(7)(D) of the Code. Except as provided in Section 4.3(c), for purposes of such computation (before taking into account any adjustments resulting from an election made by the Company under Section 754 of the Code), the adjusted tax basis of each oil and gas property (as defined in Section 614 of the Code) that is (i) a Contributed Property shall initially be allocated among the non-contributing Shareholders, Pro Rata, but not in excess of any such Shareholder’s share of Simulated Basis as determined pursuant to Section 4.2(e)(i), and (ii) not a Contributed Property or an Adjusted Property shall initially be allocated to the Shareholders in proportion to each such Shareholder’s share of Simulated Basis as determined pursuant to Section 4.2(e)(i). Further, for purposes of Treasury Regulations Sections 1.704-1(b)(2)(iv)(k)(2) and 1.704-1(b) (4)(iii), the amount realized on the disposition of any oil and gas property (as defined in Section 614 of the Code) of the Company shall be allocated (i) first to the Shareholders in an amount equal to the remaining Simulated Basis of such property in the same proportions as the Simulated Basis of such property was allocated among the Shareholders pursuant to Section 4.2(e)(i), and (ii) any remaining amount realized shall be allocated to the Shareholders in the same ratio as Simulated Gain from the disposition of such oil and gas property is allocated pursuant to Section 4.2(b) or Section 4.2(c).

(b) Each Shareholder shall separately keep records of his, her or its share of the adjusted tax basis in each oil and gas property, allocated as provided above, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property, and use such adjusted tax basis in the computation of its cost depletion or in the computation of his, her or its gain or loss on the disposition of such property by the Company.

(c) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Shareholders in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the Board of Directors; provided, however, that the Board of Directors shall apply “remedial allocation method” in accordance with the principles of Treasury Regulations Section 1.704-3(d) in all events. For purposes of applying the “remedial allocation method” to oil and gas properties (i) the amount by which any Shareholder’s Capital Account is adjusted for Simulated Depletion shall be treated as an amount of book depletion allocated to such Partner and (ii) the amount of cost depletion computed by such Shareholder under Section 613A(c)(7)(D) of the Code shall be treated as an amount of tax depletion allocated to such Partner.

(d) The Board of Directors may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulations Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the Board of Directors determines that such reporting position cannot reasonably be taken, the Board of Directors may adopt depreciation and amortization conventions under which all purchasers acquiring Company Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company’s property. If the Board of Directors chooses not to utilize such aggregate method, the Board of Directors may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Company Interests, so long as such conventions would not have a material adverse effect on the Shareholders or the Record Holders of any class or classes of Company Interests.

(e) In accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Shareholders upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.3, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Company for U.S. federal income tax purposes and allocated to the Shareholders in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Board of Directors) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Company income, gain, loss and deduction, for U.S. federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Shareholders as of the opening of the National Securities Exchange on which the Company Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Board of Directors, shall be allocated to the Shareholders as of the opening of the National Securities Exchange on which the Company Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for U.S. federal income tax purposes. The Board of Directors may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder, and the Shareholders hereby agree that any such methods selected by the Board of Directors are made by the “agreement of the Partners” within the meaning of Treasury Regulations Section 1.706-4(f).

(h) Allocations that would otherwise be made to a Shareholder under the provisions of this Article IV shall instead be made to the beneficial owner of Company Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors.

Section 4.4 Distributions to Record Holders.

(a) Subject to the applicable provisions of the Delaware Act and the terms of any Share Designation, distributions of cash or other assets of the Company may be paid to the Shareholders out of the Company’s assets legally available therefor only when, as and if determined by the Board of Directors.

(b) Distributions shall be declared and paid to holders of Preferred Shares in accordance with the terms of the applicable Share Designation, and, with respect to any distributions that may be declared by the Board of Directors with respect to Common Shares shall be paid to the holders of Common Shares on a Pro Rata basis.

(i) Notwithstanding this Section 4.3, following the dissolution of the Company, all distributions shall be made in accordance with, and subject to the terms and conditions of, Section 8.3(a).

(ii) Pursuant to Section 7.3, the Company is authorized to withhold from payments or other distributions to the Shareholders, and to pay over to any U.S. federal, state or local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any other Law. All amounts withheld with respect to any payment or other distribution by the Company to the Shareholders and paid over to any

U.S., federal, state or local government or any non-U.S. taxing authority shall be treated as amounts paid to the Shareholders with respect to which such amounts were withheld pursuant to this Section 4.3(b) or Section 8.3 for all purposes under this Agreement.

(iii) No distribution shall bear interest.

(c) Notwithstanding anything to the contrary in this Agreement, each distribution in respect of any Shares shall be made by the Company, directly or through the Transfer Agent or through any other Person, only to the Record Holder of such Shares as of the Record Date set for such distribution. Any distribution in accordance with the foregoing shall constitute full payment and satisfaction of any liability that the Company might have in respect of such distribution, regardless of any claim of any Person who may have an interest in such distribution by reason of an assignment or otherwise.

ARTICLE V

MANAGEMENT AND OPERATION OF BUSINESS

Section 5.1 Power and Authority of Board of Directors

(a) Except as set forth in Section 11.1(e) and for such other matters that, pursuant to the express provisions of this Agreement, require Shareholder Approval, the Company shall be exclusively managed by or under the direction of a board of directors (the “Board of Directors” or “Board”), which shall have the power and authority to manage and oversee the conduct of the Company’s business and affairs. As provided in Section 1.1, the Directors shall constitute “managers” of the Company within the meaning of, and for all purposes of, the Delaware Act; provided, however, that notwithstanding the last sentence of Section 18-402 of the Delaware Act, no Director, in his or her capacity as such, shall have the authority to bind the Company except with the approval of the Board of Directors. As provided in Section 5.19(a), the Board of Directors shall have the power and authority to appoint the Officers and delegate such power and authority to Officers as shall be determined by the Board of Directors. No Shareholder, by virtue of its status as such, shall have any power or authority to conduct or manage the business and affairs of the Company. No resolution passed by the Company at a meeting of Shareholders shall invalidate any prior act of the Board of Directors that would have been valid if such resolution had not been passed.

(b) Except as otherwise expressly provided in this Agreement, in addition to the powers that now or hereafter can be granted to managers under the Delaware Act and all other powers granted under any other provision of this Agreement, the Board of Directors shall have full power and authority, without any requirement for approval or consent of any Shareholders, to take all actions, and direct the Officers to take all actions, as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including, without limitation, the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Shares, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the Company or its assets;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company;

(iv) the use of the assets of the Company (including cash on hand) for any purpose consistent with the Company’s purposes (as set forth in Section 2.4), including the financing of the conduct of the operations of the Company and its Subsidiaries; the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company and its Subsidiaries; and the making of capital contributions to any Shareholder of the Company or any of its Subsidiaries;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

(vi) the declaration and payment of distributions of cash or other assets to the Shareholders;

(vii) the selection and dismissal of any Officer, employee, agent, outside attorney, accountant, advisor, consultant and contractor and the determination of their compensation and other terms of employment or engagement;

(viii) the creation and operation of employee benefit plans, employee programs and employee practices;

(ix) the maintenance of insurance for the benefit of the Company Group and the Indemnitees, including any long term incentive plan;

(x) the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity (or series thereof) or arrangement;

(xi) the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;

(xii) the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;

(xiii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Shares from, or requesting that trading be suspended on, any such National Securities Exchange;

(xiv) the issuance, sale or other disposition, and the purchase or other acquisition, of any Shares or Derivative Securities;

(xv) the undertaking of any action in connection with the Company’s interest or participation in any Group Member;

(xvi) the undertaking of any merger, division, consolidation or other similar transaction involving the Company with or into another Person, or the conversion of the Company into a corporation or other entity (except to the extent set forth in Article X); and

(xvii) the execution and delivery of agreements with Affiliates of the Company to render services to a Group Member.

Section 5.2 Number, Qualification, Term and Election of Directors.

(a) The Board of Directors shall consist of not less than one (1) nor more than seven (7) Directors, the exact number of which shall be determined from time to time by the Board of Directors, subject to the terms of any Share Designation

(b) As of the Effective Time, the size of the Board of Directors is fixed at five (5) Directors. As of the Effective Time, each individual nominated to serve as a Director will serve in accordance with the terms of this Agreement until their successors have been duly elected or their earlier death, resignation, disqualification or removal.

(c) The Board of Directors may, from time to time, elect a Director to serve as the chairman of the Board of Directors (such Director, in such capacity, the “Chairman of the Board”), who shall have such power and authority, in his capacity as Chairman of the Board, as set forth in this Agreement. The Board of Directors may also from time-to-time delegate to the Chairman of the Board such other power and authority as shall be determined by the Board of Directors from time to time. As of the Effective Time, the Chairman of the Board is Daniel Ferrari. Notwithstanding anything to the contrary contained in this Agreement, the Chairman of the Board shall have the power and authority to delegate any right, power or authority contained in this Agreement delegated to the Chairman of the Board to the Chief Executive Officer of the Company provided that the Chief Executive Officer is a Director at the time of such delegation.

(d) Each Director shall serve a one (1) year term of office, and shall be elected annually at each annual meeting of Shareholders (or any special meeting of Shareholders called for the purpose of electing Directors), in accordance with the terms of this Agreement. A Director need not be a Shareholder to serve in such capacity.

(e) Subject to such rights as may be provided in any Share Designation with respect to the right of Shareholders of any class or series of Shares to nominate and elect a specified number of Directors in certain circumstances, individuals nominated for election as Directors in accordance with Section 5.9 or Section 11.14, if applicable, shall be elected to serve on the Board of Directors by a plurality of the voting power of the Outstanding Voting Shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of the Shareholders.

(f) Except as may be permitted by applicable Law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which any of the Company’s Shares are listed for trading (including, for the avoidance of doubt, any cure periods provided for therein), the Board of Directors (and each committee thereof) shall at all times that the Company has Shares listed for trading on a National Securities Exchange contain a sufficient number of independent Directors such that the Board of Directors complies with the requirements of the National Securities Exchange on which the Company’s Shares are then listed as well as the requirements of the Exchange Act and any other applicable Law relating to “independent directors,” in each case, unless an exception or exemption thereto applies to the Company (in which case the Board of Directors shall at all times contain at least that number of “independent directors” that is required for companies for whom such exception or exemption applies).

Section 5.3 [Reserved]

Section 5.4 Resignations and Removals of Directors.

(a) Any Director may resign from the Board of Directors (or any committee thereof) at any time, by delivering notice thereof to the Chairman of the Board, if there be one, or to the Chief Executive Officer or the Secretary of the Company and, in the case of a Board committee, to the chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately. Unless otherwise specified in such notice of resignation, the acceptance of such resignation by the Board of Directors, the Company or otherwise shall not be required to make such resignation effective. Upon the effectiveness of any Director’s resignation from the Board of Directors, such Director shall automatically cease to be a member of any and all Board committees.

(b) Subject to any rights provided in any Share Designation with respect to the removal of Directors elected by any holders of any class or series of Shares, any Director may be removed from office at any time, with or without cause, with Shareholder Approval.

Section 5.5 Vacancies.

(a) Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director.

(b) Subject to such rights as may be provided in any Share Designation with respect to the rights of Shareholders of any class or series of Shares to nominate and elect a specified number of Directors in certain circumstances, any vacancies resulting from the death, resignation or removal of a Director shall be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director.

(c) Any Director elected to fill a vacancy shall hold office until the next annual meeting of Shareholders, and until such Director’s successor is duly elected and qualified, or until such Director’s earlier death, resignation or removal.

Section 5.6 Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware, and may adjourn and otherwise regulate their meetings and procedures as they shall determine. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, with each Director entitled to one (1) vote on all matters; provided, that in the event of a tie vote, the Chairman of the Board shall be entitled to cast the deciding vote. Regular meetings of the Board of Directors or any committee thereof may be held at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively; provided however, that the Board of Directors shall at least meet once per calendar quarter or as more frequently as required by any applicable law or regulation of any National Securities Exchange. Special meetings of the Board of Directors may be called by the Chairman of the Board, if there be one, or by a majority of the Directors. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, by a Director that is also the Chief Executive Officer of the Company, if applicable, or a majority of the Directors serving on such committee. Notice of any regular or special meeting stating the place, date and hour of the meeting and the general nature of the business to be considered at such meeting shall be given to each Director (or, in the case of a committee, to each member of such committee) not less than twenty-four (24) hours before the date of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances; provided, that such notice requirements shall be waived by any Director who actually attends such meeting.

Section 5.7 Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a Director chosen by a majority of the Directors present, shall act as chairman of such meeting. Except as provided below, the Secretary of the Company shall act as secretary at each meeting of the Board of Directors and of each committee thereof unless otherwise determined by the Chairman of the Board or the chairman of such committee, as the case may be. In case the Secretary of the Company shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary of the Company and all the Assistant Secretaries of the Company, the chairman of the meeting may appoint any Person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any Person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Company may, but need not if such committee so elects, serve in such capacity.

Section 5.8 Quorum. Except as otherwise required by applicable Law or any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are listed for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the Directors in office or a majority of the Directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by a majority of the required quorum for that meeting.

Section 5.9 Nomination of Directors. Except as may be otherwise provided in any Share Designation with respect to the right of Shareholders of any class or series of Shares to nominate and elect a specified number of Directors in certain circumstances, only persons who are nominated for election to the Board of Directors (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by Shareholders meeting the requirements, and in accordance with the procedures, set forth in Section 11.14, shall be eligible for election as Directors of the Company.

Section 5.10 Actions of the Board by Consent. Any action required or permitted to be taken at any meeting by the Board of Directors or any committee thereof, as the case may be, may be taken without a meeting if a majority of the Directors then in office, or a majority of the members then serving on such committee, as the case may be, execute and deliver one or more consents thereto, and such consent is recorded with the minutes of proceedings of the Board of Directors or such committee. For the avoidance of doubt, any such consent may be executed by a Director by electronic signature, which consent may be delivered to the Company by electronic transmission.

Section 5.11 Remote Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of telephone, video, electronic or similar communication by way of which all Persons participating in such meeting can communicate with each other simultaneously, and participation in a meeting pursuant to this Section 5.11 shall constitute presence in person at such meeting.

Section 5.12 Committees.

(a) The Board of Directors may, by resolution from time to time, designate one (1) or more committees of the Board, with each committee to consist of one (1) or more Directors of the Company. Members of each Board committee shall be selected by the Board of Directors from time to time. Notwithstanding the foregoing, each member of a committee must be a Director meeting the requirements for membership on such committee, if any, imposed by applicable Law and any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are listed for trading.

(b) The Board of Directors may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to applicable Law and any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are listed for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors, of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

(c) [Reserved]

(d) Any committee, to the extent permitted by applicable Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Subject to any requirements or procedures set forth in the resolution of the Board of Directors establishing such committee, matters arising at any meeting of a committee shall be determined by a majority of the votes of the committee members present and voting; provided, that in the event of a tie vote, the chairman of such committee shall be entitled to cast the deciding vote. Each committee may meet and adjourn as it determines, and shall keep regular minutes of its meetings and proceedings and report the same to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article V, the resolution of the Board of Directors establishing any committee of the Board of Directors or the charter of any such committee may establish requirements or procedures relating to the governance or operation of such committee that are different from, or in addition to, those set forth in this Agreement and, to the extent that there is any inconsistency between this Agreement and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 5.13 Attorneys; Authorized Signatories. The Board of Directors may, from time to time and at any time, by power of attorney or otherwise, appoint any Person or body of Persons, whether nominated directly or indirectly by the Board of Directors, to be the attorney or attorneys (each, an “Attorney”) or authorized signatory or authorized signatories (each, an “Authorized Signatory”) of the Company for such purposes and with such powers, authorities and discretion

(not exceeding those vested in or exercisable by the Board of Directors under this Agreement) and for such period and subject to such conditions as the Board of Directors may determine, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorized Signatory as the Directors may determine, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in such Person.

Section 5.14 Compensation. The Directors may be reimbursed or advanced their expenses incurred in connection with or relating to their services on the Board of Directors or any committee thereof, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or any committee thereof or a stated annual salary or such other compensation for service as a Director, payable in cash or securities, as may be determined by the Board of Directors (or a duly authorized committee thereof) at any time and from time to time by resolution. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Chairpersons or members of special or standing committees may be allowed like compensation for such services.

Section 5.15 Elimination of Fiduciary Duties; Standard of Conduct.

(a) Notwithstanding any duties, including any fiduciary duties, otherwise existing at Law or in equity, no Indemnitee shall have any duties, including any fiduciary duties, to the Company, any Shareholder, any other holder of a Share or any other Person bound by this Agreement, arising out of, relating to, or in connection with the Company, the conduct of the Company’s business and affairs, or any action or omission taken or omitted to be taken, or consent or approval given or withheld, in each case, in such Person’s capacity as an Indemnitee, whether pursuant to this Agreement or otherwise, other than those duties (if any) expressly set forth in this Agreement. Each Shareholder shall be deemed to have notice of and to have consented to the provisions of this Section 5.15(a) and to the elimination of duties set forth herein, and renounces any and all rights such Shareholder or other holder of a Share may have to challenge any action (or inaction) by any Indemnitee on the basis of any duty eliminated pursuant to this Section 5.15(a).

(b) Notwithstanding any other provision of this Agreement, any applicable provision of Law or in equity or any duties, including any fiduciary duties, that may exist at Law or in equity, whenever the Board of Directors or any Indemnitee takes any action (or omits to take any action), or is permitted or required to make any decision or determination with respect to the Company or its business and affairs, whether pursuant to the terms of this Agreement or otherwise, then, to the fullest extent permitted by Law, the Board of Directors and each Indemnitee shall be entitled to take such action (or omit to take such action), or to make such decision or determination, in its sole and absolute discretion, and shall be entitled to consider only such interests and factors as it desires, including its own interests, may take actions that may adversely affect the Company, and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any of the Shareholders, any of their respective Affiliates or any other Person, and shall not be subject to any other or different standards that may otherwise apply under applicable Law or in equity.

(c) The Board of Directors shall have the right to exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through the duly authorized Officers, consultants, advisors and agents of the Company, and the Board of Directors shall not be responsible for the misconduct or negligence on the part of any such Officer, consultant, advisor, or agent.

Section 5.16 Exculpation and Indemnification.

(a) To the fullest extent permitted by law, no Indemnitee, shall be liable to the Company, any Shareholder, any other holder of a Share or any other Person (including any Person who holds any Derivative Securities) bound by this Agreement for monetary damages for breach of duties (including fiduciary duties, which, for the avoidance of doubt, shall not apply, as provided in Section 5.15), except if and to the extent that there has been a final, non-appealable determination, in a proceeding brought in accordance with Section 12.10, that, in connection with the matter in question, such Indemnitee engaged in Fraud.

(b) To the fullest extent permitted by law, each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred in connection with, or arising out of, any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), and whether formal or informal and including appeals, in which such Indemnitee is, was or may be involved, or is threatened to be involved, as a party, a witness or otherwise, by reason of such Person’s status as an Indemnitee, whether arising from any act or omission, any consent or approval given or withheld, or otherwise relating to the Company or its business and affairs; provided, however, that no Indemnitee shall be indemnified or held harmless if and to the extent that there has been a final, non-appealable determination, in a proceeding brought in accordance with Section 12.10, that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 5.16, the Indemnitee engaged in Fraud. Notwithstanding the foregoing, except as otherwise provided in Section 5.16(d), the Company shall not be required to indemnify an Indemnitee in connection with any claim, demand, action, suit or proceeding commenced (i) by such Person, unless the commencement of such claim, demand, action, suit or proceeding by such Person was authorized by the Board of Directors or (ii) by the Company against such Person upon the prior approval of the Board of Directors, in each case, except if and to the extent that, in a proceeding brought in accordance with Section 12.10, there is a final, non-appealable determination that such Indemnitee is successful on the merits.

(c) Expenses (including reasonable legal fees and expenses) incurred by an Indemnitee in connection with any claim, demand, action, suit or proceeding that may be subject to indemnification pursuant to Section 5.16(b) shall, from time to time and to the fullest extent permitted by law, be advanced by the Company within thirty (30) days after a written request therefor, prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified pursuant to this Section 5.16.

(d) If a claim for indemnification or advancement of expenses under this Section 5.16 is not paid in full within thirty (30) days after a written claim therefor by an

Indemnitee has been received by the Company, such Indemnitee may file a claim, in a proceeding brought in accordance with Section 12.10, to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expenses of prosecuting such claim, including reasonable attorneys’ fees.

(e) The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.16 shall not be deemed exclusive of, nor be deemed in limitation of, any other rights to which any Indemnitee may be entitled under this Agreement, or any other agreement, vote of Shareholders or disinterested Directors or otherwise, and such indemnification and advancement of expenses shall continue as to an Indemnitee who has ceased to serve in such capacity. For the avoidance of doubt, and without limiting the generality of the foregoing, to the fullest extent now or hereafter permitted by applicable Law, the Company may enter into one or more agreements with any Person that provide for indemnification greater than or different than that provided pursuant to this Section 5.16.

(f) The Company may, but shall not be obligated to, purchase and maintain insurance on behalf of any Indemnitee or any other Person against any liability asserted against such Person and incurred by such Person in any capacity in connection with the Company or its business and affairs, or arising out of an Indemnitee’s status as such, whether or not the Company would have the power or the obligation to indemnify such Person against such liability under the provisions of this Section 5.16.

(g) This Section 5.16 shall not limit the right of the Company, to the fullest extent and in the manner permitted by applicable Law, to indemnify and to advance expenses to, and purchase and maintain insurance on behalf of, Persons other than Indemnitees (including, for the avoidance of doubt, any employee or agent of the Company or any director, manager, officer, partner, employee, consultant or agent of any Group Member).

(h) Each Indemnitee shall, in the performance of his or her duties, or in taking any action (or omitting to take any action) or in connection with any consent or approval given or withheld, or otherwise relating to the Company or its business and affairs, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers or employees of the Company, or committees of the Board of Directors, or by any other Person (including legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors) as to matters that the Indemnitee reasonably believes are within such Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company. Any action taken or omitted to be taken in reliance upon the opinion or advice (including an opinion of counsel) of such Persons shall be conclusively presumed to have been taken or omitted in good faith. Each Indemnitee may rely, and shall be fully protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document presented to the Board of Directors or such other Indemnitee and believed by such Director or other Indemnitee to be genuine and to have been signed or presented by the appropriate party or parties.

(i) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.16 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was not otherwise prohibited by the terms of this Agreement.

(j) The provisions of this Section 5.16 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(k) Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Company (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan, any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the United States Department of Labor, restitutions to such plan, trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities indemnifiable under this Section 5.16, to the maximum extent permitted by Law.

(l) Any indemnification pursuant to this Section 5.16 shall be made only out of the assets of the Company. In no event shall any of the Shareholders or any other Indemnitee be subject to personal liability by reason of any claim for indemnification by any Person, whether pursuant to the indemnification provisions set forth in this Agreement or otherwise.

(m) The provisions of this Section 5.16 shall be deemed to be a contract between the Company and each Indemnitee for so long as this Section 5.16 and the relevant provisions of applicable Law remain in effect, and, to the fullest extent permitted by law, no amendment, modification or repeal of this Section 5.16 or any other provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to receive indemnification and advancement of expenses from the Company, nor the obligations of the Company to indemnify, or advance the expenses of, any such Indemnitee under and in accordance with the provisions of this Section 5.16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such Person became an Indemnitee hereunder prior to such amendment, modification or repeal. In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person or (iii) is dissolved, then, in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company set forth in this Section 5.16.

(n) If this Section 5.16 or any portion of this Section 5.16 shall be invalidated on any ground by a final, non-appealable determination, in a proceeding brought in accordance with Section 12.10, the Company shall nevertheless indemnify each Indemnitee, to the fullest extent permitted by any applicable portion of this Section 5.16 that shall not have been invalidated.

(o) The provisions of this Agreement shall supersede, to the fullest extent permitted by law, the duties (fiduciary or otherwise) and liabilities of an Indemnitee to the Company and/or any Shareholder otherwise existing at law or in equity. Further, the provisions of this Section 5.16, any policy, practice or procedure established pursuant to Section 5.17 and any other exculpation or indemnification provisions of this Agreement do not restore or create, whether in contract or otherwise, any such duties or liabilities of an Indemnitee.

Section 5.17 Resolution of Conflicts of Interest. The Board of Directors shall establish a policy, practice or procedure to review actual or potential conflicts of interests in connection with any transaction, activity, arrangement, circumstance or other matter between one or more Shareholders, Officers or Directors, or any of their respective Affiliates, on the one hand, and the Company or any Group Member, on the other hand (each, a “Conflict Matter”). For the avoidance of doubt, unless otherwise required by applicable Law or to comply with any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which any of the Company’s Shares are listed for trading, matters regarding executive compensation shall not be Conflict Matters.

Section 5.18 Loans and Contributions Between Group Members. Notwithstanding any duty, including any fiduciary duty, that may exist at Law or in equity, any Group Member may lend or contribute funds to any other Group Member, and any Group Member may borrow funds from any other Group Member, in each case, on terms and conditions approved by the Board of Directors. The foregoing authority shall be exercised by the Board of Directors and shall not create any right or benefit in favor of any Group Member or any other Person.

Section 5.19 Officers.

(a) The Board of Directors or any duly authorized committee thereof shall have the power and authority to appoint from time to time any Person, whether or not a Director, to hold such office in the Company as the Board of Directors or such committee deems necessary for the administration of the Company, including a Chief Executive Officer, Chief Financial Officer, and any number of Chiefs, Executive Vice Presidents, Vice Presidents, Secretaries or Assistant Secretaries as the Board of Directors or such committee shall determine. The Board of Directors, or any such duly authorized committee, may from time-to-time delegate to the Chief Executive Officer the power and authority to appoint any Officers, and to prescribe their respective powers, authorities and duties. Such Persons so appointed by the Board of Directors or any duly authorized committee thereof (or by the Chief Executive Officer, as applicable) shall be referred to as “Officers.” Any number of offices may be held by the same Person, unless otherwise prohibited by the Delaware Act or this Agreement. The Officers need not be Shareholders nor Directors of the Company. For the avoidance of doubt, the Board of Directors shall have the power and authority to delegate any power and authority as it determines to be necessary or appropriate with respect to the conduct of the business of the Company on a day-to-day basis to the Chief Executive Officer or other Officers of the Company, including the delegation of any such powers set forth in Section 5.1(b) hereof.

(b) Each Officer shall have such title, power, authority and duties as determined from time to time by the Board of Directors (or any duly authorized committee thereof) or (other than with respect to Chief Executive Officer) by the Chief Executive Officer. Unless the Board (or any duly authorized committee thereof) or (other than with respect to Chief Executive Officer) the Chief Executive Officer decides otherwise; provided that, and notwithstanding Section 5.1(b), if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title to an Officer shall constitute the delegation to such person appointed to such office of the rights, power and duties that are normally associated with that office. The Chairman of the Board, if there be one, shall preside at all meetings of Shareholders and meetings of the Board of Directors; provided however, if the Chief Executive Officer of the Company is a Director, the Chairman of the Board may delegate such right to the Chief Executive Officer.

(c) The Officers shall hold their offices for such terms as shall be determined from time to time by the Board of Directors (or any duly authorized committee thereof) or (other than with respect to Chief Executive Officer) by the Chief Executive Officer. Each Officer shall hold office until such Officer’s successor is elected and qualified, or until such Officer’s earlier death, resignation or removal. Any Officer may resign at any time upon delivery of notice to the Company. Any Officer, agent or employee of the Company may be removed at any time with or without cause by the Board of Directors (or duly authorized committee thereof) or (other than with respect to Chief Executive Officer) by the Chief Executive Officer. The appointment of any Director to the office of Chairman of the Board shall ipso facto terminate if such Chairman of the Board ceases for any reason to be a Director. Any vacancy occurring in any office of the Company shall be filled by the Board of Directors (or duly authorized committee thereof) or (other than with respect to Chief Executive Officer) by the Chief Executive Officer. The compensation (whether by way of salary, commission, participation in profits, any combination of the foregoing or otherwise) of all Officers shall be fixed (i) by the Board of Directors (or a duly authorized committee thereof) or (ii), other than with respect to the Chief Executive Officer or any other Officer(s) of the Company to whom such authority has been delegated by the Board of Directors (or a duly authorized committee thereof), the Chief Executive Officer. As of the Effective Time, the Officers of the Company shall be the same as the persons currently serving in such capacity as an officer of the Company immediately prior to the Effective Time.

(d) Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by any Officer authorized to do so by the Board of Directors, and any such Officer may, in the name of and on behalf of the Company, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of securityholders of any corporation or other entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. Each of the foregoing instruments may be executed by electronic signature and may be delivered by electronic transmission. The Board of Directors may, by resolution, from time to time, confer like powers upon any other Person or Persons.

Section 5.20 Business Opportunities.

(a) The Company and each Shareholder recognizes and anticipates that, notwithstanding any duties, including any fiduciary duties, otherwise existing at Law or in equity, Shareholders and Directors who are not Officers or employees of the Company or any other Group Member (“Non-Employee Directors”) and the Affiliates of such Shareholders and Non-Employee Directors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company or any other Group Member, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company or any other Group Member, directly or indirectly, may engage, except to the extent otherwise set forth in a binding agreement entered into between a Shareholder or Non-Employee Director, on one hand, and the Company or any other Group Member, on the other hand.

(b) Notwithstanding any duties, including any fiduciary duties, otherwise existing at Law or in equity, none of the Shareholders or Non-Employee Directors, nor any of their respective Affiliates (collectively, the “Identified Persons” and, individually, an “Identified Person”), shall have any obligation or duty to refrain from, directly or indirectly, (i) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (ii) otherwise competing with the Company or any of its Affiliates, except to the extent otherwise set forth in a binding agreement entered into between an Identified Person, on one hand, and the Company or any other Group Member, on the other hand. Notwithstanding any duties, including any fiduciary duties, otherwise existing at Law or in equity, the Company and each Shareholder hereby renounce any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be available to an Identified Person and the Company or any of its Affiliates, except as provided in Section 5.20(c). Subject to Section 5.20(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be available to it, her or him and the Company or any of its Affiliates, such Identified Person shall, notwithstanding any duties, including any fiduciary duties, otherwise existing at Law or in equity, have no duty to communicate or offer such transaction or other business opportunity to the Company or any of its Affiliates.

(c) Notwithstanding the foregoing provisions of this Section 5.20 or any other provision of this Agreement, the Company and the Shareholders do not renounce any interest in any business opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such Person solely in his or her capacity as a Director, and the provisions of Section 5.20(b) shall not apply to any such business opportunity.

(d) Except as set forth in Section 5.20(c) and except to the extent otherwise set forth in a binding agreement entered into between a Shareholder or Non-Employee Director, on one hand, and the Company or any other Group Member, on the other hand, and notwithstanding any duties, including any fiduciary duties, otherwise existing at Law or in equity, (i) each Identified Person shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company or any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Company or any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at Law, in equity or otherwise to the Company, any Group Member or any Shareholder; (ii) the Identified Persons shall have no obligation under this Agreement or as a result of any duty otherwise existing at Law, in equity or otherwise to present business opportunities to the Company or any Group Member; and (iii) neither the doctrine of “corporate opportunity” nor any analogous doctrine shall apply to any Identified Person.

(e) Each Shareholder shall be deemed to have notice of and to have consented to the provisions of this Section 5.20.

Section 5.21 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors (or any duly authorized committee thereof, acting within the scope of its authority granted pursuant to Section 5.12) and any Officer authorized in accordance with this Agreement to act on behalf of and in the name of the Company, has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors (or such committee) or any Officer as if the Board of Directors (or such committee) or the Officer were the Company’s sole party in interest, both legally and beneficially. Each Shareholder hereby irrevocably waives, to the fullest extent permitted by Law, any and all defenses or other remedies that may be available against any Person to contest, negate or disaffirm any action of the Board of Directors (or any duly authorized committee thereof, acting within the scope of its authority granted pursuant to Section 5.12) or any Officer in connection with any dealing. In no event shall any Person dealing with the Board of Directors (or any duly authorized committee thereof, acting within the scope of its authority granted pursuant to Section 5.12) or any Officer be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the Board of Directors (or such committee) or any Officer. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors (or any duly authorized committee thereof, acting within the scope of its authority granted pursuant to Section 5.12) or any Officer, each of which may be so executed by electronic signature and delivered by electronic transmission, shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VI

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 6.1 Records and Accounting. The Board of Directors shall cause to be kept appropriate books and records with respect to the Company’s business and affairs. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Shareholders, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device.

Section 6.2 Fiscal Year. The fiscal year for tax and financial reporting purposes of the Company shall be a calendar year ending December 31, unless otherwise required by the Code or determined by the Board of Directors, as permitted by Law.

Section 6.3 Reports; Confidential Information.

(a) The Shareholders’ rights to information shall be limited to such information as shall be included in reports and other documents filed by the Company with the Commission from time to time, and such tax information (if any) required to be provided by the Company to its Shareholders, and no Shareholder shall have any right to obtain or access any other information, including any books and records, of the Company or the other Group Members. Each Shareholder is deemed to have notice of and to have consented to the restrictions set forth in this Section 6.3 and pursuant to Section 18-305(g) of the Delaware Act, the rights to information granted in this Section 6.3 shall replace, to the fullest extent permitted by Law, any rights to information provided for in Section 18-305(a) of the Delaware Act or otherwise provided under applicable Law.

(b) The Company may keep confidential from the Shareholders, for such period of time as the Company determines, (i) any information that the Company reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Company believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or its business or (C) that any Group Member is required by Law or by agreement with any third party to keep confidential. The Company may, in its sole discretion, require any Shareholder to execute a confidentiality agreement prior to sharing any confidential information of any Group Member with such Shareholder.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns and Information. The Company shall use commercially reasonable efforts to timely file all returns of the Company that are required for U.S. federal, state and local income tax purposes. The Officers shall use commercially reasonable efforts to furnish to all Shareholders necessary tax information as promptly as possible after the end of the fiscal year of the Company; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Company directly or indirectly holds an interest. Each Shareholder hereby agrees that, to the fullest extent permitted by applicable Law, none of the Company, the Directors, the Officers, or the Indemnitees shall have any liability to any Shareholder for any errors, omissions, inaccuracies, mis-statements, delays, failures, or any other faults with respect to any tax information with respect to the Company delivered, or failed to be delivered, to any Shareholder (including, for the avoidance of doubt, any IRS Schedule K-1). Each Shareholder agrees to file all U.S. federal, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Company. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal, state and local income tax purposes.

Section 7.2 Tax Elections.

(a) The Company shall make the election under Section 754 of the Code in accordance with applicable Treasury Regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Board of Director’s determination that such revocation is in the best interests of the Shareholders. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Board of Directors shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Company Interest will be deemed to be the lowest quoted closing price of the Company Interests on any National Securities Exchange on which such Company Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 4.2(i) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections permitted by the Code.

Section 7.3 Withholding. Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required, necessary or appropriate to cause the Company to comply with any withholding requirements established under the Code or any other U.S. federal, state, local or non-U.S. Law, including pursuant to Sections 1441, 1442, 1445, 1446 and 3406 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution to any Shareholder (including by reason of Section 1446 of the Code), the Board of Directors may treat the amount withheld as a distribution of cash pursuant to Sections 4.3 or 8.3 in the amount of such withholding from or with respect to such Shareholder or the amounts paid over as an expense of the Company to be borne by Shareholders generally.

Section 7.4 Partnership Representative.

(a) For each taxable year of the Company, the Board of Directors shall cause the Company to appoint a “partnership representative” of the Company within the meaning of Section 6223 of the Code (the “Partnership Representative”). For each taxable year, the Tax Representative shall designate a “designated individual” within the meaning of Treasury Regulations Section 301.6223-1(b)(3) (the “Designated Individual”). The Tax Representative and the Designated Individual shall have, in their sole discretion, any and all authority as the “partnership representative” and “designated individual,” as the case may be, under the Code to act on behalf of the Company in any audit or tax-related examinations or administrative and judicial proceedings brought by taxing authorities, including, without limitation, (i) binding the Company and the Shareholders with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The Company and the Shareholders shall be bound by the actions taken by the Tax Representative or the Designated Individual in such capacity.

(b) The Partnership Representative is authorized to take any actions specified under the Revised Audit Rules or any applicable state or local law, and the Company shall comply with any requirements necessary to effect such designation. The Partnership Representative’s representation of the Company shall be at the Company’s expense, and the Partnership Representative is authorized to expend Company funds for professional services and costs associated therewith.

(c) The Partnership Representative shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the IRS or any other tax authority and in connection with all subsequent administrative and judicial proceedings arising out of such audit. Each Shareholder agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably required by the Partnership Representative to conduct such proceedings. Notwithstanding the foregoing, it shall be the responsibility of the Board of Directors and of each Shareholder, at their expense, to employ tax counsel to represent their respective separate interests.

(d) The Company shall reimburse the Tax Representative and the Designated Individual for expenses incurred in connection with such Person’s discharge of its obligations as Tax Representative or Designated Individual, as appropriate.

(e) Each Shareholder agrees to (i) timely provide the Tax Representative or the Designated Individual with any information, statements or executed Internal Revenue Service forms reasonably requested by the Tax Representative or the Designated Individual and (ii) cooperate with the Tax Representative or the Designated Individual and to do or refrain from doing any or all things reasonably requested by the Tax Representative or Designated Individual (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Partnership’s affairs by any federal, state or local tax authorities, including resulting administrative and judicial proceedings.

Section 7.5 Relief from Inadvertent Terminations as a Partnership. In the event that the Board of Directors determines that the Company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes, then the Company and each Shareholder shall agree to any adjustments required by the tax authorities, and the Company shall pay any such amounts as may be required by the applicable tax authorities, to preserve the status of the Company as a partnership for U.S. federal (and applicable state) income tax purposes.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

Section 8.1 Dissolution.

(a) The Company shall not be dissolved by the admission of substitute or additional Shareholders. The Company shall dissolve, and its affairs shall be wound up, only:

(i) upon the approval of the Board of Directors to dissolve the Company; or

(ii) at any time when there are no remaining Shareholders of the Company, unless the business of the Company is continued in accordance with the Delaware Act.

(b) To the fullest extent permitted by law, each Shareholder hereby waives any and all right to seek judicial dissolution of the Company pursuant to Section 18-802 of the Delaware Act or otherwise.

Section 8.2 Liquidator. Upon dissolution of the Company, the Board of Directors (or any duly authorized committee thereof) shall select one or more Persons (which may be the Board of Directors (or any committee thereof) or a Shareholder (or any Affiliate of a Shareholder)) to act as Liquidator. The Liquidator (if other than the Board of Directors or any committee thereof) shall be entitled to receive such compensation for its services as may be approved by Shareholder Approval. The Liquidator (if other than the Board of Directors or any committee thereof) shall be permitted to resign at any time, but only after providing the Company with twenty (20) Business Days’ prior written notice thereof, and may be removed at any time, with or without cause, by the Board of Directors. Upon the dissolution, death, incapacity, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall thereafter be appointed by the Board of Directors (or any duly authorized committee thereof). The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article VIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

Section 8.3 Liquidation. Following the dissolution of the Company the Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

(a) Subject to Section 8.3(c), the assets may be disposed of by public or private sale or by distribution in kind to one or more Shareholders on such terms as the Liquidator and such Shareholder or Shareholders may agree. If any property is distributed in kind, the Shareholder receiving the property shall be deemed for purposes of Section 8.3(c) to have received cash equal to its fair market value as determined by the Board of Directors or the Liquidator, in its sole discretion, and contemporaneously therewith, appropriate cash distributions must be made to the other Shareholders. Notwithstanding anything to the contrary contained in this Agreement, the Shareholders understand and acknowledge that a Shareholder may be compelled to accept a distribution of any asset in kind from the Company despite the fact that the percentage of the asset distributed to such Shareholder exceeds the percentage of that asset which is equal to the percentage in which such Shareholder shares in distributions from the Company. The Liquidator may defer distribution of the Company’s assets for a reasonable period of time if it determines that an immediate sale or distribution of all or some of the Company’s assets would be impractical or would cause undue loss to the Shareholders. The Liquidator may distribute the Company’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Shareholders; provided, that no Shareholder shall be compelled to accept any assets whereon there is any liability.

(b) Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 8.2) and amounts owed to Shareholders other than in respect of their distribution rights under Article IV. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it deems appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be applied to other liabilities or distributed as additional liquidation proceeds.

(c) Subject to the terms of any Share Designation, all property and all cash in excess of that required to discharge liabilities as provided in Section 8.3(b) and that are required to satisfy the Liquidation Preference provided for under Section 8 of the Series A Preferred Share Designation shall be distributed to the Shareholders in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 8.3(c)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 calendar days after said date of such occurrence).

(d) Subject to the terms of any Share Designation, if the assets of the Company distributable among the holders of any one or more classes or series of Preferred Shares that (i) are entitled to a preference over the holders of the Common Shares upon the dissolution of the Company and (ii) rank equally in connection with any such distribution, are insufficient to pay in full the preferential amount to which such holders of Preferred Shares are entitled, then such assets, or the proceeds thereof, shall be distributed among the holders of such applicable classes or series of Preferred Shares ratably in accordance with the amounts that would otherwise have been payable upon such distribution if all sums payable were discharged in full.

Section 8.4 Cancellation of Certificate of Formation. Upon the completion of the distribution of the Company’s cash and property as provided in Section 8.3 in connection with the winding up of the Company, the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Company shall be taken.

Section 8.5 No Right to Return of Contributions. Neither any Director nor any Officer (nor any of their respective Affiliates) shall be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of any Capital Contributions of the Shareholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

Section 8.6 Waiver of Partition. To the maximum extent permitted by Law, each Shareholder hereby waives any right to partition of the Company property.

Section 8.7 Capital Account Restoration. No Shareholder shall have any obligation to restore any negative balance in its Capital Account upon liquidation or dissolution of the Company.

ARTICLE IX

AMENDMENT OF AGREEMENT

Section 9.1 General.

(a) Any and all amendments to this Agreement, including any amendments in connection with any merger or division, by operation of law or otherwise, shall require the prior approval of, and may be proposed only by, the Board of Directors (except to the extent provided otherwise in any Share Designation); provided, however, that the Board of Directors shall have no duty or obligation whatsoever, at any time, to propose any amendment to this Agreement. If any Shareholder or other Person shall request the Board to propose any amendment to this Agreement, the Board of Directors may decline to do so, free of any duty or obligation whatsoever to the Company or any Shareholder or other Person and, in declining to propose any amendment, to the fullest extent permitted by applicable Law, shall not be required to act pursuant to any standard.

(b) If the Board of Directors desires to amend any provision of this Agreement, including any amendments in connection with any merger or division, by operation of law or otherwise, the Board shall (i) adopt a resolution setting forth the amendment proposed and declaring its advisability, and (ii) unless approval of or consent to such amendment by the Shareholders is not required pursuant to Section 9.2, submit such proposed amendment to the Shareholders for their approval or disapproval by either (x) calling a special meeting of the Shareholders entitled to vote in respect thereof for the consideration of such proposed amendment, (y) directing that the proposed amendment be considered at the next annual meeting of the Shareholders or (z) seeking the consent of the Shareholders to such proposed amendment. Any such special or annual meeting shall be called and held upon notice in accordance with Article XI of this Agreement, which notice shall set forth the text of such amendment in full and a summary of the changes to be effected thereby. A proposed amendment, whether by merger, division, operation of law or otherwise, that requires approval or consent of the Shareholders shall be effective upon Shareholder Approval thereof, unless a different standard for obtaining the approval or consent of Shareholders (or any class or series of Shareholders) is required under Section 9.3 or pursuant to any Share Designation.

Section 9.2 Amendments to be Adopted Solely by the Board of Directors. Notwithstanding Section 9.1, each Shareholder agrees that the Board of Directors, without the approval of any Shareholder or any other Person, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record any documents that may be required in connection therewith, to reflect:

(a) a change in the name of the Company, the registered agent of the Company or the registered office of the Company;

(b) the admission, substitution, withdrawal or removal of Shareholders in accordance with this Agreement;

(c) a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the existence or qualification of the Company as a limited liability company under the laws of the jurisdiction in which the Company is formed or any jurisdiction in which the Company conducts business or owns or operates assets;

(d) a change that the Board of Directors determines to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation;

(e) a restriction on the transfer of Shares pursuant to Section 3.6(c);

(f) a change that the Board of Directors determines to be necessary or appropriate for the proper administration of the Company as a partnership for U.S. federal income tax purposes, to preserve or achieve uniformity of a class of Shares for U.S. federal income tax purposes or to facilitate the preparation and delivery to Shareholders of the tax information pursuant to Section 7.1;

(g) a change that the Board of Directors determines to be necessary or appropriate following any change in the classification of the Company for U.S. federal income tax purposes under Treasury Regulation Section 301.7701-1, et seq. or Section 7704 of the Code;

(h) a change that the Board of Directors determines (i) does not materially and adversely affect the Shareholders (or the holders of any particular class or series of Shares), (ii) to be necessary to address changes in any applicable Laws, (iii) to be necessary or appropriate to facilitate the trading of the Shares or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are or will be listed for trading, (iv) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 3.9 or (v) is required to effect the intent expressed in this Agreement;

(i) a change in the fiscal year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company;

(j) an amendment that the Board of Directors determines, based on the advice of counsel, to be necessary or appropriate to prevent the Company or its Directors, Officers, representatives or agents from having a material risk of, in any manner, being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(k) an amendment that the Board of Directors determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Shares, or Derivative Securities, pursuant to Section 3.2 (including an amendment pursuant to a Share Designation);

(l) an amendment expressly permitted in this Agreement to be made by the Board of Directors, acting alone;

(m) an amendment effected, necessitated or contemplated by an Agreement and Plan of Merger or Consolidation adopted in accordance with Section 10.2;

(n) a merger, division, conversion or conveyance pursuant to Section 10.2(b), including any amendment permitted pursuant to Section 10.3; or

(o) any other amendments substantially similar to the foregoing.

Section 9.3 Additional Amendment Requirements.

(a) Notwithstanding the provisions of Sections 9.1 and 9.2, no provision of this Agreement that provides Shareholders with the right to approve or consent to any action shall be amended, altered, changed, repealed or rescinded, whether by merger, operation of law or otherwise, in any respect that would have the effect of eliminating or reducing such approval or consent right unless such amendment is approved by the consent or the affirmative vote of the Shareholders whose aggregate Outstanding Voting Shares constitute not less than the consent or voting requirements necessary to approve such action.

(b) Notwithstanding the provisions of Sections 9.1 and 9.2, no amendment to this Agreement, including any amendments in connection with any merger or division, by operation of law or otherwise, may impose personal liability or a Capital Contribution obligation on any Shareholder without such Shareholder’s consent.

(c) In addition to any other vote required by this Agreement (including Section 11.15) or by applicable Law, if any amendment to this Agreement, including any amendments in connection with any merger or division, by operation of law or otherwise, would materially and adversely alter or change the rights, powers (including voting power) preferences, qualifications, limitations or restrictions of the Shares of any class or series in a manner that is disproportionate to the effect of such amendment on other classes or series of Shares, then such amendment shall not take effect unless approved by the holders of a majority of the Outstanding Shares of such adversely affected class or series of Shares. For the avoidance of doubt, (i) the issuance by the Company of Shares having rights superior to those of any class or series of Outstanding Shares, (ii) the issuance of Shares having a dilutive effect on any class or series of Outstanding Shares, or (iii) the issuance of Shares having any particular rights, powers (including voting power) preferences, qualifications, limitations or restrictions set forth in a duly adopted Share Designation, shall not be deemed to adversely affect the rights, preferences, qualifications, limitations or restrictions of, and shall not require the approval of, any such class or series of Shares.

(d) For the avoidance of doubt, no provision of this Article IX shall be amended, including any amendments in connection with any merger or division, by operation of law or otherwise, without approval of the Board of Directors and Shareholder Approval.

ARTICLE X

MERGER, CONSOLIDATION, CONVERSION OR DIVISION; SALE OF ASSETS

Section 10.1 Authority. The Company may merge or consolidate with one or more limited liability companies or “other business entities” as defined in Section 18-209 of the Delaware Act, convert into any such other business entity, whether such entity is formed under the laws of the State of Delaware or any other jurisdiction, or divide into two (2) or more Delaware limited liability companies (or to the extent permitted by applicable Law, any other business entities), pursuant to an agreement and plan of merger or consolidation (an “Agreement and Plan of Merger or Consolidation”), a plan of conversion (a “Plan of Conversion”), or a plan of division (a “Plan of Division”), respectively, in accordance with the Delaware Act and this Article X.

Section 10.2 Approval of Merger, Consolidation, Conversion, Division or Sale of All or Substantially All of the Company’s Assets.

(a) Except as provided in Section 10.2(b), the Agreement and Plan of Merger or Consolidation, Plan of Conversion or Plan of Division, and the merger, consolidation, conversion or division contemplated thereby, shall require approval of the Board of Directors and Shareholder Approval, subject to the terms of any Share Designation that shall require the additional approval of any class or series of Shares.

(b) Notwithstanding anything else contained in this Article X or in this Agreement, the Board of Directors is hereby authorized, upon approval by the Board of Directors and without Shareholder Approval (or approval of any other Person), to (i) convert the Company into a different limited liability entity (which may include a limited liability partnership, a corporation or any other limited liability entity), (ii) merge the Company into, or convey all of the Company’s assets to, another limited liability entity (which may include a limited liability partnership, a corporation or any other limited liability entity), if (A) such entity, in the case of a merger or conveyance under clause (ii), shall be newly formed and shall have no material assets, liabilities or operations immediately prior to the effective time of such merger or conveyance, and (B) the primary purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity (which may include a limited liability partnership, a corporation or any other limited liability entity) and/or a change in the jurisdiction of formation of the Company or (iii) divide the Company into two (2) or more limited liability entities in accordance with the Delaware Act, in which all of the issued and outstanding equity interests in each resulting limited liability entity shall be issued to the Shareholders on a pro rata basis in accordance with their ownership of Outstanding Shares; provided, however, that, in each case of clauses (i), (ii) and (iii) that such conversion, merger, conveyance or division, as the case may be, shall not result in the loss of the limited liability of any Shareholder.

(c) In no event shall Shareholders be entitled to any appraisal rights, dissenters’ rights or similar rights, whether in connection with any merger, consolidation, conversion, division, sale of all or substantially all of the assets of the Company or the Company’s Subsidiaries, or in connection with any other transaction or event.

(d) The Company shall not sell, exchange or otherwise dispose of all or substantially all of its assets, in one transaction or a series of related transactions, to any Person (other than a wholly owned Subsidiary of the Company), without first obtaining Shareholder Approval; provided, however, that the foregoing will not limit the ability of the Board of Directors to authorize, without the approval of any Shareholders, the Company to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company in respect of any indebtedness or other obligations of the Company. For purposes of this Section 10.2, “substantially all” means assets having a net book value (after taking into account any liabilities to which such assets are subject) equal to or greater than eighty percent (80%) of the total Shareholders’ equity of the Company, as set forth on the latest annual or quarterly consolidated balance sheet of the Company filed with the Commission.

Section 10.3 Amendment of Agreement.

(a) Pursuant to Section 18-209(f) of the Delaware Act, and notwithstanding Article IX hereof, an agreement of merger or consolidation approved in accordance with this Article X, including a merger or consolidation approved by the Board of Directors in accordance with Section 10.2(b), may (a) effect any amendment to this Agreement or (b) effect the adoption of a new limited liability company agreement for a limited liability company if it is the business entity that is to survive the proposed merger or consolidation, in each case, only upon Shareholder Approval. Any such amendment or adoption made pursuant to this Section 10.3(a) shall be effective at the effective time or date of the merger or consolidation.

(b) Pursuant to Section 18-217(f) of the Delaware Act, and notwithstanding Article IX hereof, a plan of division approved in accordance with this Article X, including a division approved by the Board of Directors in accordance with Section 10.2(b), may (a) effect any amendment to this Agreement if it is a surviving company in the division or (b) effect the adoption of a new limited liability company agreement for the Company if it is a surviving company in the division, in each case, only upon Shareholder Approval. Any such amendment or adoption made pursuant to this Section 10.3(b) shall be effective at the effective time or date of the division.

ARTICLE XI

SHAREHOLDER MEETINGS

Section 11.1 Shareholder Meetings.

(a) All acts of Shareholders to be taken at a meeting of Shareholders shall be taken in the manner provided in this Article XI. Meetings of the Shareholders for the election of Directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

(b) An annual meeting of Shareholders for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board of Directors shall specify. If and to the extent authorized by the Board of Directors in connection with any annual meeting, and subject to such guidelines and procedures as the Board of Directors may adopt, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication, participate in such meeting and be deemed present in person and vote at such meeting, and any meeting of Shareholders may be held solely by means of remote communication; provided, that the Company shall implement reasonable measures to (i) verify that each Person deemed present and permitted to vote at any such meeting by means of remote communication is a Shareholder or proxyholder, (ii) provide such Shareholders or proxyholders a reasonable opportunity to participate in the meeting and (iii) record the votes or other action made by such Shareholders or proxyholders.

(c) A failure to hold the annual meeting of Shareholders at the designated time or to elect a sufficient number of Directors to conduct the business of the Company shall not affect otherwise valid acts of the Company or cause a forfeiture or dissolution of the Company. If the annual meeting for election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon as is convenient.

(d) The Board of Directors, in its discretion, or the Officer presiding at a meeting of Shareholders, in such Officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballots.

(e) Unless otherwise required by Law, special meetings of Shareholders, for any purpose or purposes, may be called by either the Chairman of the Board or, in the absence of the Chairman of the Board, the Board of Directors, and shall be called by any Officer at the request of Shareholders holding at least sixty six and two-thirds percent (66.67%) of the voting power represented by the Outstanding Voting Shares, taken together as a single class. Such request shall be delivered to the Secretary of the Company and the Board, and shall state the purpose or purposes of the proposed meeting. At a special meeting of Shareholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto authorized by the Board). Upon the receipt by the Company of a request to call a special meeting of Shareholders, the Board of Directors shall determine the Record Date for such meeting and the date on which such meeting will be held, which meeting date shall be held as promptly as practicable after the date of receipt of such request, taking into account the requirement to prepare and deliver to the Shareholders any proxy materials and other information required in connection therewith.

(f) The Board of Directors may cancel, postpone or adjourn any declared meeting of Shareholders (provided, that the Board of Directors shall not be permitted to cancel any special meeting of Shareholders requested by Shareholders pursuant to Section 11.1(e)), for any reason or for no reason, at any time prior to the time for holding such meeting or the time for holding such adjourned meeting. The Board of Directors shall notify Shareholders (which may be effected by way of a filing with the Commission) before the time of such meeting of any such cancellation or postponement thereof. A postponement may be for a stated period of any length or indefinitely as the Board of Directors may determine.

(g) Directors shall be entitled, notwithstanding that they are not Shareholders, to attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class of series of Shares of the Company.

Section 11.2 Notice of Meetings. Whenever Shareholders are required or permitted to take any action at a meeting, a notice of the meeting (which shall be given in accordance with Section 12.1) shall be given, which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by Law, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each Shareholder entitled to notice of and to vote at such meeting.

Section 11.3 Adjournments. Any meeting of Shareholders may be adjourned from time to time by the chairman of the meeting to reconvene at the same or some other place. No business shall be transacted at an adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. Notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Section 11.4 Quorum. Unless otherwise required by applicable Law, the holders of a majority of the votes entitled to be cast by the Outstanding Voting Shares at a meeting of Shareholders, taken together as a single class, present in person or represented by proxy, shall constitute a quorum at all meetings of Shareholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of Shareholders, the chairman of the meeting shall have power to adjourn the meeting from time to time, in the manner provided in Section 11.3, until a quorum shall be present or represented. No business shall be transacted at any meeting unless a quorum is present at the time when the meeting proceeds to business.

Section 11.5 Voting.

(a) All matters submitted to the Shareholders at a meeting of Shareholders for approval shall be determined by Shareholder Approval, at a meeting at which a quorum is present, unless a greater percentage is required with respect to such matter under any rule, regulation, guideline or requirement of any National Securities Exchange on which Shares are listed for trading, or under the provisions of this Agreement, in which case the approval of Shareholders holding Outstanding Voting Shares that in the aggregate represent at least such greater percentage shall be required. Such votes may be cast in person or by proxy as provided in Section 11.6. The

Board of Directors, or the Chairman of the Board or other Officer of the Company presiding at a meeting of Shareholders, in such Officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(b) In the case of a tie, the chairman of the meeting shall be entitled, but not required, to cast the deciding vote.

(c) [Reserved].

(d) At each annual or special meeting of Shareholders, each Record Holder of Common Shares on the relevant Record Date shall be entitled to cast one (1) vote in person or by proxy for each Common Share standing in such holder’s name on the register of the Company. Each Record Holder of any other class or series of Shares shall be entitled to cast that number of votes, if any, in person or by proxy with respect to such Shares as may be set forth in the Share Designation authorizing the creation and issuance of such Shares.

(e) Notwithstanding anything else contained in this Agreement, no Shareholder shall have a right to vote on or approve a conversion, merger or conveyance approved by the Board of Directors pursuant to Section 10.2(b), unless the Board of Directors elects to submit the matter to the Shareholders for their approval.

Section 11.6 Proxies.

(a) Each Shareholder entitled to vote at a meeting of Shareholders may authorize another Person or Persons to act for such Shareholder as proxy, including to attend, speak and vote on such Shareholder’s behalf at any meeting of Shareholders, but no such proxy shall be voted upon after three (3) years from its date, unless such proxy expressly provides for a longer period. A proxy need not be a Shareholder of the Company. The appointment of a proxy shall be in any form and manner which the Board of Directors may approve, and, if required by the Company, shall be signed by or on behalf of the appointer. Without limiting the manner in which a Shareholder may authorize another person or persons to act for such Shareholder as a proxy, the following shall constitute a valid means by which a Shareholder may grant such authority:

(i) A Shareholder may execute a document authorizing another Person or Persons to act for such Shareholder as proxy. Execution may be accomplished by electronic signature by the Shareholder or such Shareholder’s authorized officer, director, employee or agent signing such document or causing such person’s signature to be affixed to such document by any reasonable means.

(ii) A Shareholder may appoint a proxy by means of a telephonic, electronic or internet communication; provided, that the Board of Directors may prescribe the method of determining the time at which any such telephonic, electronic or internet communication is to be treated as received by the Company and procedures that are reasonably designed to verify that such instructions have been authorized by such Shareholder. The Board of Directors may treat any such telephonic, electronic or internet communication which purports to be or is expressed to be sent on behalf of a Shareholder as sufficient evidence of the authority of the Person sending that instruction to send it on behalf of such Shareholder.

(b) Any copy, PDF or other reliable reproduction of the document or transmission authorizing another person or persons to act as proxy for a Shareholder may be substituted or used in lieu of the original document or transmission for any and all purposes for which the original document or transmission could be used; provided, however, that such copy, PDF or other reproduction shall be a complete reproduction of the entire original document or transmission.

(c) The instrument appointing a proxy shall, if applicable, be deposited with the Company or with such other Person as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

Section 11.7 List of Shareholders Entitled to Vote. The Officer who has charge of the register of the Company shall prepare and make, at least ten (10) days before every meeting of Shareholders, a complete list of Shareholders entitled to vote at the meeting, arranged in alphabetical order for each class or series of Shares and showing the address of each such Shareholder and the number of Outstanding Voting Shares registered in the name of such Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days before the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Company. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to Shareholders. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Shareholder who is present.

Section 11.8 Record Date.

(a) In order that the Company may determine the Shareholders entitled to receive notice of or to attend or vote at any meeting of Shareholders or any adjournment thereof, the Board of Directors may fix a Record Date, which Record Date shall not precede the date upon which the resolution fixing the Record Date is adopted by the Board of Directors, and which Record Date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no Record Date is fixed by the Board of Directors, the Record Date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholder shall be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of Record Holders entitled to notice of or to vote at a meeting of Shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new Record Date for the adjourned meeting.

(b) Only those Record Holders of Outstanding Voting Shares on the Record Date fixed pursuant to this Section 11.8 shall be entitled to receive notice of, attend and vote at a meeting of Shareholders or to act with respect to matters as to which the holders of the Outstanding Voting Shares have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Voting Shares shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Voting Shares on such Record Date.

Section 11.9 Register. The register shall be the only evidence as to who are the Shareholders entitled to examine the list required by Section 11.7, or to vote in person or by proxy at any meeting of the Shareholders.

Section 11.10 Actions of the Shareholders By Consent. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting if the holders of the required number of Voting Shares necessary to approve such action execute and deliver one or more consents thereto, and such consent is recorded with the minutes of proceedings of the Shareholders. For the avoidance of doubt, any such consent may be executed by the Shareholders by electronic signature, and may be delivered to the Company by electronic transmission.

Section 11.11 Conduct of Meetings.

(a) The Board of Directors may adopt, by resolution from time to time, such rules and regulations for the conduct of any meeting of Shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of Shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to Record Holders, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

(b) If the Board of Directors so provides in its rules and regulations for the conduct of any meeting of Shareholders, a Shareholder may participate in a meeting of Shareholders by means of a telephone, video, electronic or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other simultaneously and instantaneously, and participation in a meeting pursuant to this Section 11.11(b) shall constitute presence in person at such meeting.

(c) At each meeting of Shareholders, the Chairman of the Board or, in his or her absence or if there be none, such other Officer or Person that the Board of Directors shall designate, shall preside as chairman at such meeting; provided further that the Chairman of the Board may designate the Chief Executive Officer to preside as chairman. If at any meeting of Shareholders the Chairman of the Board (or other Person designated by the Board of Directors as the chairman of such meeting, including if applicable, the Chief Executive Officer) is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman of such meeting, any other Director or Person nominated by the Board of Directors shall preside as chairman at such meeting, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of such meeting.

Section 11.12 Inspectors of Election. In advance of any meeting of Shareholders, the Board of Directors, by resolution, the Chairman of the Board or the Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other Persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable Law, inspectors may be Officers, employees or agents of the Company. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall have the duties prescribed by Law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable Law.

Section 11.13 Nature of Business at Meeting of Shareholders.

(a) Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 11.14) may be transacted at an annual meeting of Shareholders as is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (iii) otherwise properly brought before the annual meeting by any Shareholder (A) who (x) has been, for the entirety of the two (2) year period immediately preceding the date of the giving of the notice provided for in this Section 11.13, and (y) is, on the date of the giving of the notice provided for in this Section 11.13 and on the Record Date for the determination of Shareholders entitled to notice of and to vote at such annual meeting, a Record Holder of Common Shares representing at least one percent (1%) of the voting power represented by the Outstanding Voting Shares and (B) who complies with the notice procedures set forth in this Section 11.13.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.

(c) To be timely, a Shareholder’s notice to the Secretary of the Company must be delivered to or be mailed and received at the principal offices of the Company not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty five (25) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(d) To be in proper written form, a Shareholder’s notice to the Secretary of the Company must set forth the following information: (i) as to each matter such Shareholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend this Agreement, the text of the proposed amendment), and the reasons for conducting such business at the annual meeting, and (ii) as to the Shareholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (A) the name and address of such Person; (B) (1) the class or series and number of all Shares which are owned beneficially or of record by such Person, or any Affiliates or associates of such Person, (2) the name of each nominee holder of Shares owned beneficially but not of record by such Person or any Affiliates or associates of such Person, and the number of such Shares held by each such nominee holder, (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Person, or any Affiliates or associates of such Person, with respect to Shares and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such Person, or any Affiliates or associates of such Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of Share price changes for, such Person, or any Affiliates or associates of such Person, or to increase or decrease the voting power or pecuniary or economic interest of such Person, or any Affiliates or associates of such Person, with respect to Shares; (C) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such Person, or any Affiliates or associates of such Person, and any other Person or Persons (including their names) in connection with or relating to (1) the Company or (2) the proposal, including any material interest in, or anticipated benefit from the proposal to such Person, or any Affiliates or associates of such Person; (D) a representation that the Shareholder giving notice intends to appear in Person or by proxy at the annual meeting to bring such business before the meeting; and (E) any other information relating to such Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such Person with respect to the proposed business to be brought by such Person before the annual meeting pursuant to Section 14 of the Exchange Act.

(e) A Shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11.13 shall be true and correct as of the Record Date for determining the Shareholders entitled to receive notice of the annual meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary of the Company at the principal offices of the Company not later than five (5) Business Days after the Record Date for determining the Shareholders entitled to receive notice of the annual meeting.

(f) No business shall be conducted at the annual meeting of Shareholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 11.13; provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 11.13 shall be deemed to preclude discussion by any Shareholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(g) Nothing contained in this Section 11.13 shall be deemed to affect any rights of Shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of Law).

Section 11.14 Nomination of Directors by Shareholders.

(a) Nominations of Persons for election to the Board of Directors may be made at any annual meeting of Shareholders, or at any special meeting of Shareholders called for the purpose of electing Directors, by any Shareholder (A) who (x) has been, for the entirety of the two (2) year period immediately preceding the date of the giving of the notice provided for in this Section 11.14, and (y) is, on the date of the giving of the notice provided for in this Section 11.14 and on the Record Date for the determination of Shareholders entitled to notice of and to vote at such annual meeting or special meeting of Shareholders, a Record Holder of Common Shares representing at least one percent (1%) of the voting power represented by the Outstanding Voting Shares and (B) who complies with the notice procedures set forth in this Section 11.14.

(b) In addition to any other applicable requirements, for a nomination to be made by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Company.

(c) To be timely, a Shareholder’s notice to the Secretary of the Company must be delivered to or be mailed and received at the principal offices of the Company (i) in the case of an annual meeting, not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary date of the immediately preceding annual meeting of Shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty five (25) days before or after such anniversary date, notice by the Shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of Shareholders called for the purpose of electing Directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting or a special meeting called for the purpose of electing Directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

(d) To be in proper written form, a Shareholder’s notice to the Secretary of the Company must set forth the following information: (i) as to each Person whom the Shareholder proposes to nominate for election as a Director (A) the name, age, business address and residence address of such Person, (B) the principal occupation or employment of such Person, (C) (1) the class or series and number of all Shares which are owned beneficially or of record by such Person, or any Affiliates or associates of such Person, (2) the name of each nominee holder of Shares owned beneficially but not of record by such Person, or any Affiliates or associates of such Person, and the number of such Shares held by each such nominee holder, (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Person, or any Affiliates or associates of such Person, with respect to Shares and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such Person, or any Affiliates or associates of such Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of Share price changes for, such Person, or any Affiliates or associates of such Person, or to increase or decrease the voting power or pecuniary or economic interest of such Person, or any Affiliates or associates of such Person, with respect to Shares, (D) such Person’s written representation and agreement that such Person (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person or entity as to how such Person, if elected as a Director, will act or vote on any issue or question, (2) is not and will not become a party to any agreement, arrangement or understanding with any Person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Company in such representation and agreement and (3) in such Person’s individual capacity, would be in compliance, if elected as a Director, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and Share ownership and trading policies and guidelines of the Company and (E) any other information relating to such Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act; and (ii) as to the Shareholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (A) the name and record address of the Shareholder giving the notice and the name and principal place of business of such beneficial owner; (B) (1) the class or series and number of all Shares which are owned beneficially or of record by such Person, or any Affiliates or associates of such Person, (2) the name of each nominee holder of Shares owned beneficially but not of record by such Person or any Affiliates or associates of such Person, and the number of Shares held by each such nominee holder, (3) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such Person, or any Affiliates or associates of such Person, with respect to Shares and (4) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of Shares) has been made by or on behalf of such Person, or any Affiliates or associates of such Person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of Share price changes for, such Person, or any Affiliates or associates of such Person, or to increase or decrease the voting power or pecuniary or economic interest of such Person, or any Affiliates or associates of such Person, with respect to Shares; (C) a description of (1) all agreements, arrangements, or understandings (whether written or oral) between such Person, or any Affiliates or associates of such Person, and any proposed nominee for election as a Director, or any Affiliates or associates of such proposed nominee, (2) all agreements, arrangements, or understandings (whether written or oral) between such Person, or any Affiliates or associates of such Person, and any other Person or Persons (including their names) pursuant to which the nomination(s) are being made by such Person, or otherwise relating to the Company or their ownership of Shares, and (3) any material interest of such Person, or any Affiliates or associates of such Person, in such nomination, including any anticipated benefit therefrom to such Person, or any Affiliates or associates of such Person; (D) a representation that the Shareholder giving notice intends to appear in person or by proxy at the annual meeting or special meeting to nominate the Persons named in its notice; and (E) any other information relating to such Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of Directors pursuant to Section 14 of the Exchange Act. Such notice must be accompanied by a consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

(e) A Shareholder providing notice of any nomination proposed to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 11.14 shall be true and correct as of the Record Date for determining the Shareholders entitled to receive notice of the annual meeting or special meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary of the Company at the principal offices of the Company not later than five (5) Business Days after the Record Date for determining the Shareholders entitled to receive notice of such annual meeting or special meeting.

(f) No Person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 11.14. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Section 11.15 Special Voting Matters Requiring Shareholder Approval. Notwithstanding anything to the contrary herein, without Shareholder Approval, neither the Company nor the Board of Directors will:

(a) amend, alter or repeal the provisions of the LLC Agreement so as to materially and adversely affect any preferences, rights, powers, and duties of the Common Shares; or

(b) issue or create any additional Shares or Derivative Securities (including any additional Preferred Shares pursuant to a Share Designation), including pursuant to any long term incentive plan adopted by the Company.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1 Notices. Any notice, demand, request, report, proxy materials, information statement or other document required or permitted to be given or delivered to any Shareholder or Director (including any member of a committee of the Board) under this Agreement, the Delaware Act, the rules of any National Securities Exchange or otherwise may be set forth in a written document or in an electronic transmission delivered by mail or by electronic transmission

(including by email), addressed to such Shareholder or Director (including any member of a committee of the Board) to such Person’s address (including email address) as it appears on the records of the Transfer Agent or as shown on the records of the Company (with postage thereon prepaid, if given or made by mail), and shall be deemed to be given or made at the time when the same shall be deposited in the United States mail or at the time electronically transmitted, respectively. Any notice, demand, request, report, proxy materials, information statement or other document to be given or made to a Shareholder hereunder shall be deemed conclusively to have been given or made, and the obligation to give or make such notice, demand, request, report, proxy materials, information statement or other document shall be deemed conclusively to have been fully satisfied, upon the sending thereof to the Record Holder of such Shares at the address (including email address) of such Record Holder as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Shares by reason of any assignment or otherwise. An affidavit or certificate of the making or giving of any notice, demand, request, report, proxy materials, information statement or other document in accordance with the provisions of this Section 12.1 executed by the Company, the Transfer Agent or the mailing organization, which may be so executed by electronic signature and delivered by electronic transmission, shall be prima facie evidence of the giving or making of such notice, demand, request, report, proxy materials, information statement or other document. If any notice, demand, request, report, proxy materials, information statement or other document addressed to a Record Holder at the address (including email address) of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned marked to indicate that such notice, demand, request, report, proxy materials, information statement or other document was unable to be delivered, then such notice, demand, request, report, proxy materials, information statement or other document, and any subsequent notice, demand, request, report, proxy materials, information statement or other document, shall be deemed to have been duly given or made without further mailing (until a reasonable period after such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his, her or its address) if they are available for the Shareholder at the principal office of the Company for a period of one (1) year from the date of the giving or making thereof to the other Shareholders. Without limiting the manner by which notice otherwise may be given effectively to Shareholders, if the rules of the Commission shall permit any notice, demand, request, report, proxy materials, information statement or other document to be delivered electronically or made available via the Internet, any such notice, demand, request, report, proxy materials, information statement or other document shall be deemed given or made when delivered or made available via such mode of delivery. Notice given by electronic transmission, as described above, shall, if given by a posting on an electronic network, together with separate notice to the Shareholder of such specific posting, be deemed given upon the later of (A) such posting and (B) the giving of such separate notice. Notice to Directors (including any member of a committee of the Board) or the Company may be given personally or by telegram, telex, cable or by means of electronic transmission. Any notice to the Company shall be deemed given if received by the Secretary of the Company (or other designated Officer) at the principal office of the Company. The Board of Directors and any Officer may rely and shall be protected in relying on any notice or other document from a Shareholder or other Person if believed by the Board of Directors or such Officer to be genuine. Notwithstanding anything to the contrary set forth in this Agreement, the Company may give notice of any meeting of Shareholders in accordance with the procedures embodied in Rule 14a-16 of the Exchange Act.

Any Shareholder present, either personally or by proxy, at any meeting of Shareholders, shall for all purposes be deemed to have received due notice of such meeting and, where required, due notice of the purposes for which such meeting was convened.

Section 12.2 Entities Acting by Representatives at Meetings. For the avoidance of doubt, any Shareholder that is not an individual may, by resolution of its directors or other governing body, authorize such Person as it thinks fit to act as its representative at any meeting of Shareholders, including any meeting of the holders of a specific class or series of Shares, and the Person so authorized shall be entitled to exercise the same powers on behalf of such Shareholder which he or she represents as that Person could exercise if it were an individual Shareholder.

Section 12.3 Further Action. The parties shall execute and deliver all documents, provide all information and take (or omit to take) any action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, the Shareholders and their respective estates, heirs, executors, administrators, successors, legal representatives and permitted transferees and assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the Indemnitees and their respective estates, heirs, executors, administrators, successors, and legal representatives, shall be entitled to receive the benefits upon such Persons pursuant to Section 5.16 of this Agreement. Each Shareholder, and any of its estates, heirs, executors, administrators, successors, permitted transferees and assigns, are bound by the terms of this Agreement by virtue of being a Shareholder and without any execution of this Agreement or any joinder to this Agreement.

Section 12.5 Integration. This Agreement, including all Share Designations and any exhibits, annexes and schedules hereto, constitutes the limited liability company agreement (as such term is defined in the Delaware Act) of the Company and supersedes all prior written, oral or implied statements, agreements and understandings as to the Company’s affairs and the conduct of its business.

Section 12.6 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any of the Shareholders.

Section 12.7 Waiver. To the fullest extent permitted by law, no failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition. To the fullest extent permitted by law the waiver by any Shareholder or Director of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

Section 12.8 Counterparts. This Agreement may be executed, including by electronic signature and electronic transmission, in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto. Any Person who acquires a Share shall be bound by this Agreement without execution hereof and without any execution of any joinder to this Agreement simply by becoming the record holder of such Share.

Section 12.9 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

Section 12.10 Arbitration.

(a) Any dispute, controversy, or claim arising out of or relating to this Agreement (and any subsequent amendments hereof), or any breach, termination, or the validity thereof, the Company’s internal affairs, the ownership, transfer or rights or obligations of or with respect to, any Shares, or any action or inaction arising out of or relating to any of the foregoing, and any question of the arbitrator’s jurisdiction or the existence, scope or validity of this Section 12.10 (each a “Dispute”), shall be submitted, upon notice delivered by any party to such claim, to confidential, final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in accordance with its Comprehensive Arbitration Rules and Procedures in effect at the time (the “Rules”), except to the extent such procedures are modified herein.

(b) The seat of arbitration shall be Irvine, California, and the arbitration shall be conducted in the English language.

(c) There shall be one arbitrator who shall be agreed upon by the parties to such Dispute within twenty (20) days of delivery by any party to such Dispute of a copy of the demand for arbitration. If the parties do not agree upon an arbitrator within this time limit, such arbitrator shall be appointed by the JAMS in accordance with the Rules.

(d) This Section 12.10 and the arbitration of Disputes shall be subject to and governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(e) After the conclusion of all testimony, at a time designated by the arbitrator, each party shall simultaneously submit to the arbitrator and exchange with the other party its final proposed award. In rendering the final award, the arbitrator shall be limited to choosing an award proposed by a party without modification; provided, however, that in no event shall the arbitrator award any damages prohibited by this Agreement or make any award that is otherwise inconsistent with this Agreement or applicable Law.

(f) In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.

(g) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitrator shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

(h) The parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of California or, where such court does not have jurisdiction, any California state court, in either case located in Orange County, California (“California Court”) for the enforcement of any arbitral award rendered hereunder and to compel arbitration or for interim or provisional remedies in aid of arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any California Court; (ii) each party irrevocably consents to service of process sent by a national courier service (with confirmation of receipt) to its address pursuant to Section 12.1 or in any other manner permitted by applicable Law; and (iii) each party waives any right to trial by jury in any court.

(i) The arbitration provisions in this Section 12.10 will not apply with respect to any suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(j) The award of the arbitrator shall be final and binding upon the parties thereto, shall not be subject to appeal, and shall be the sole and exclusive remedy between the parties regarding any Disputes presented to the arbitrator. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

(k) Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

(l) The arbitrator shall award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrator fees and JAMS administrative costs.

Section 12.11 Invalidity of Provisions. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any provision of this Agreement is adjudicated by an arbitrator or a court of competent jurisdiction, in each case, in accordance with Section 12.10, to be or otherwise becomes invalid, illegal or unenforceable in any respect, in whole or in part, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. Notwithstanding the foregoing, if such provision (or portion thereof) could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be deemed to be so narrowly drawn, without invalidating any of the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12 Consent of Shareholders. Whenever in this Agreement it is specified that an action may be taken by the Board of Directors or upon the affirmative vote of less than all of the Shareholders, such action may be so taken by the Board of Directors or upon the concurrence of less than all of the Shareholders, and each Shareholder shall be bound by the results of such action and deemed to consent to such action.

Section 12.13 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 12.14 Confidentiality. Each Shareholder expressly agrees, whether or not at the time a Shareholder of the Company or providing services to the Company or any of its Subsidiaries, to maintain the confidentiality of, and not disclose to any person other than the Company, its officers or any financial, legal or other advisor to the Company, any non-public information provided by or on behalf of the Company relating to the business, clients, affairs or financial structure, position or results of the Company or its affiliates (including any Affiliate) or any dispute that shall not be generally known to the public or the securities industry; provided that such Shareholder may disclose any such information (a) to the extent required by any applicable law, rule or regulation in the opinion of counsel or by the order of any National Securities Exchange, banking supervisory authority or other governmental or self- regulatory organization of competent jurisdiction (provided, that such Shareholder notifies the Company of such requirement prior to making such disclosure and cooperates with the Company in seeking to prevent or minimize such disclosure), (b) to his, her or its legal counsel and financial advisers (who shall agree to abide by the terms of this Section 12.14), or (c) with the prior consent of the Company. Nothing contained in this Section 12.14 shall limit any duty of confidentiality any Shareholder owes to the Company pursuant to any separate confidentiality agreement entered into by such Shareholder and a member of the Company Group, either before or after the Effective Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Third Amended and Restated Limited Liability Company Agreement to be duly executed as of the date first set forth above.

SOLE MEMBER: PHOENIX EQUITY HOLDINGS, LLC

By:	/s/ Adam Ferrari
Name: Adam Ferrari Title: Manager

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

PHOENIX ENERGY ONE, LLC

Exhibit A

PHOENIX ENERGY ONE, LLC

SHARE DESIGNATION

WITH RESPECT TO THE

SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

Exhibit 3.2

PHOENIX ENERGY ONE, LLC

SHARE DESIGNATION

WITH RESPECT TO THE

SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

This SHARE DESIGNATION (this “Share Designation”) with respect to the Series A Preferred Shares (as defined below) of PHOENIX ENERGY ONE, LLC, a Delaware limited liability company (the “Company”), is effective as of the Effective Time (as defined below).

RECITALS

WHEREAS, under the power contained in Article III of the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Effective Date, as it may be amended, supplemented or restated from time to time (the “LLC Agreement”) and the Delaware Act, the Board of Directors of the Company classified, designated and dominated, from the 20,000,000 authorized but unissued Preferred Shares, 3,750,000 of such Preferred Shares as the Series A Cumulative Redeemable Preferred Shares (“Series A Preferred Shares”), with the preferences, rights, powers, and duties set forth in this Share Designation, and to the extent applicable, the LLC Agreement.

NOW, THEREFORE, BE IT RESOLVED, that the LLC Agreement is hereby amended, supplemented and modified to establish and designate the Series A Preferred Shares of the Company and to establish and fix and herein state and express the preferences, rights, powers, and duties of such Series A Preferred Shares.

Section 1. Designation and Amount. A series of Preferred Shares of the Company designated as “Series A Cumulative Redeemable Preferred Shares” is hereby established and designated. The total number of authorized Series A Preferred Shares shall be 3,750,000 as set forth in Section 3.2(b) of the LLC Agreement.

Section 2. Construction; Defined Terms. Unless otherwise expressly stated, all section references in this Share Designation shall be to sections of this Share Designation. Unless defined in this Section 2 or otherwise specified or defined herein, capitalized terms used herein shall have the meanings assigned to them in the LLC Agreement. The following terms shall have the following meanings:

“Applicable Series A Distribution Rate” means:

(i)

from, and including, the date of original issuance to, but excluding, October 15, 2028, at a fixed rate equal to 10.00% per annum of the initial $25.00 liquidation preference per Series A Preferred Share (equivalent to $2.50 per annum per Series A Preferred Share),

(ii)

from and including October 15, 2028 to, but excluding, October 15, 2029, at a fixed rate equal to 10.50% per annum of the initial $25.00 liquidation preference per Series A Preferred Share (equivalent to $2.625 per annum per Series A Preferred Share), and

(iii)

from and including October 15, 2029 at a fixed rate equal to 11.00% per annum of the initial $25.00 liquidation preference per Series A Preferred Share (equivalent to $2.75 per annum per Series A Preferred Share).

“Arrears” means, for distributions with respect to the Series A Preferred Shares, the full cumulative distributions with respect to the Series A Preferred Shares through the most recent Series A Distribution Payment Date that have not been paid on all Outstanding Series A Preferred Shares.

“Capital Account” has the meaning set forth in Section 4.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor Law.

“Company” has the meaning set forth in the Preamble.

“Depositary” has the meaning set forth in Section 11.1.

“Effective Time” shall have the meaning set forth in the LLC Agreement.

“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

“Initial Issuance Date” means September 29, 2025.

“Law” means any federal, state, local, non-U.S. or other law (including common law), statute, code, ordinance, rule or regulation or other requirement enacted, promulgated, issued, entered or put into effect by a Governmental Entity.

“Liquidation Preference” means a liquidation preference for each Series A Preferred Share initially equal to $25.00 per Series A Preferred Share (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Shares), which liquidation preference shall be subject to increase by the per Series A Preferred Share amount of any accumulated and unpaid distributions with respect to the Series A Preferred Shares (whether or not such distributions shall have been declared).

“LLC Agreement” has the meaning set forth in the Preamble.

“Nonpayment Event” has the meaning set forth in Section 9.6(a).

“Outstanding” means, with respect to any Series A Preferred Shares, as of any date, all of such Series A Preferred Shares that are issued by the Company and reflected as outstanding in the records of the Transfer Agent or the Company as of such date.

“Preferred Shares Directors” has the meaning set forth in Section 9.6(a).

“Redemption Date” has the meaning set forth in Section 7.1.

“Redemption Notice” has the meaning set forth in Section 7.2(a).

“Series A Distribution Payment Date” means the 15th day of each April, July, October and January of each year (except that the Series A Distribution Payment Date for the initial Series A Distribution Period shall be October 15, 2025); provided, however, that if any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day.

“Series A Distribution Period” means a period from, and including, each Series A Distribution Payment Date (except that the initial Series A Distribution Period, which shall commence on and include the Initial Issuance Date) to, but excluding, the next succeeding Series A Distribution Payment Date.

“Series A Distribution Record Date” has the meaning given such term in Section 5.1.

“Series A Junior Securities” means any class or series of equity securities of the Company that, with respect to the payment of distributions and distributions upon liquidation, dissolution or winding-up of the Company, ranks junior to the Series A Preferred Shares, including but not limited to the Common Shares, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Parity Securities” means any other class or series of equity securities of the Company established after the Initial Issuance Date by the Board of Directors, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Shares as to the payment of distributions and distributions upon liquidation, dissolution or winding-up of the Company.

“Series A Preferred Shares” has the meaning set forth in the Recitals.

“Series A Redemption Price” has the meaning set forth in Section 7.1.

“Series A Senior Securities” means any class or series of equity securities of the Company established after the Initial Issuance Date by the Board of Directors, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Shares as to the payment of distributions and distributions upon liquidation, dissolution or winding-up of the Company.

“Share Designation” has the meaning set forth in the Preamble.

Section 3. Ranking.

3.1 For all purposes with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, unless otherwise expressly set forth in this Share Designation, the Series A Preferred Shares shall rank (subject to receipt of any requisite consents prior to any such issuance):

(a) senior to any Series A Junior Securities;

(b) on a parity with any Series A Parity Securities; and

(c) junior to any Series A Senior Securities.

3.2 For the avoidance of doubt, the Series A Preferred Shares represent limited liability company interests in the Company and all rights of the holders of Series A Preferred Shares shall be subject and subordinated to the obligations of the Company with respect to any existing or future indebtedness of the Company, and may be contractually subordinated in right of payment to all obligations of the Company with respect to any such indebtedness (including any debt securities). The Series A Preferred Shares shall not represent any interest in any Subsidiary of the Company and may be structurally subordinated in right of payment to all obligations of such Subsidiaries, including all existing and future indebtedness obligations of such Subsidiaries.

Section 4. Capital Accounts. In accordance with the terms of the LLC Agreement, the Company shall maintain a separate capital account (a “Capital Account”) for each holder of Series A Preferred Shares (or a beneficial owner of such Series A Preferred Shares held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Board of Directors in its sole discretion). The initial Capital Account balance in respect of each Series A Preferred Share on the issue date of such Series A Preferred Share shall be equal to the amount paid for such Series A Preferred Share.

Section 5. Distributions. Notwithstanding Section 4.4 of the LLC Agreement but subject to the applicable provisions of the Delaware Act:

5.1 Distributions on each Outstanding Series A Preferred Share shall be cumulative and shall accumulate at the Applicable Series A Distribution Rate from and including the Initial Issuance Date (or, for any subsequently issued and newly Outstanding Series A Preferred Shares, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Shares) until such time as the Company pays the distributions with respect to the Series A Preferred Shares or redeems such Series A Preferred Shares in accordance with Section 7, whether or not such distributions shall have been declared. Holders of Series A Preferred Shares shall be entitled to receive cash distributions with respect to the Series A Preferred Shares from time to time out of any assets of the Company legally available for the payment of distributions at the Applicable Series A Distribution Rate per Series A Preferred Share when, as, and, if declared by the Board of Directors. Distributions with respect to the Series A Preferred Shares, to the extent declared by the Board of Directors to be paid by the Company in accordance with this Section 5.1, shall be paid, in Arrears, on each Series A Distribution Payment Date (other than the initial Series A Distribution, which shall be paid on October 15, 2025). Distributions with respect to the Series A Preferred Shares shall accumulate in each Series A Distribution Period from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Initial Issuance Date), to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period. No interest, additional distributions or other sums will be payable in respect of any distribution with respect to the Series A Preferred Shares which may be in Arrears. If any

Series A Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared distributions with respect to the Series A Preferred Shares shall be paid on the immediately succeeding Business Day without the accumulation of interest, additional distributions or other sums. All distributions with respect to the Series A Preferred Shares that are (1) accumulated and unpaid or (2) payable by the Company pursuant to this Section 5.1 shall be payable without regard to income of the Company and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code. The guaranteed payment with respect to any Series A Distribution Period shall be for the account of the holders of Series A Preferred Shares as of the applicable Series A Distribution Record Date.

5.2 Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Company shall pay the distributions with respect to the Series A Preferred Shares, if any, that shall have been declared by the Board of Directors to holders of the Series A Preferred Shares on the record date for the applicable distribution. The record date (the “Series A Distribution Record Date”) for the payment of any distributions with respect to the Series A Preferred Shares shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date, except that in the case of payments of distributions with respect to the Series A Preferred Shares in Arrears, the Series A Distribution Record Date with respect to a Series A Distribution Payment Date shall be such date as may be designated by the Board of Directors in accordance with this Section 5. So long as any Series A Preferred Shares are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series A Junior Securities (other than a distribution payable solely in Series A Junior Securities) unless full cumulative distributions with respect to the Series A Preferred Shares have been or contemporaneously are being paid or set apart for payment on all Outstanding Series A Preferred Shares (and distributions on any other Series A Parity Securities) through the most recent respective Series A Distribution Payment Date (and distribution payment date with respect to such Series A Parity Securities, if any); provided, however, notwithstanding anything to the contrary in this Section 5.2, if a distribution period with respect to a class of Series A Junior Securities or Series A Parity Securities is shorter than the Series A Distribution Period, the Board of Directors may declare and pay regular distributions with respect to such Series A Junior Securities or Series A Parity Securities, so long as, at the time of declaration of such distribution, (i) there are no distributions with respect to the Series A Preferred Shares in Arrears, and (ii) the Board of Directors expects to have sufficient funds to pay the full distribution in respect of the Series A Preferred Shares on the next successive Series A Distribution Payment Date. Accumulated distributions with respect to the Series A Preferred Shares in Arrears for any past Series A Distribution Period may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Series A Distribution Payment Date, to holders of Series A Preferred Shares on the record date for such payment, which may not be less than 10 calendar days before such payment date. Subject to the next succeeding sentence, if all accumulated distributions with respect to the Series A Preferred Shares in Arrears on all Outstanding Series A Preferred Shares and all accumulated distributions in arrears on any Series A Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series A Preferred Shares and accumulated distributions in arrears on any such Series A Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series A Preferred Shares and any other Series A Parity Securities are paid, any partial payment shall be made pro rata with respect to the Series

A Preferred Shares and any such other Series A Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Shares and such other Series A Parity Securities at such time. Subject to the liquidation preferences set forth herein and in the LLC Agreement, holders of Series A Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or securities of the Company, in excess of full cumulative distributions with respect to the Series A Preferred Shares. So long as the Series A Preferred Shares are held of record by the Depositary or its nominee, declared distributions with respect to the Series A Preferred Shares shall be paid to the Depositary in same-day funds on each Series A Distribution Payment Date or other distribution payment date in the case of payments for distributions with respect to the Series A Preferred Shares in Arrears.

5.3 With respect to Series A Preferred Shares that are redeemed or repurchased by the Company in accordance with the terms of this Share Designation, distributions on such Series A Preferred Shares shall cease to accrue after the applicable Redemption Date, unless the Company defaults on the payment of the Series A Redemption Price of any such Series A Preferred Shares called for redemption.

Section 6. Allocations. Net Income or Net Loss (including items of income, gain, loss, deduction and credit thereof) of the Company for each fiscal year shall be allocated to each Shareholder in accordance with the provisions of Section 4.2 and Section 8.3 of the LLC Agreement.

Section 7. Optional Redemption.

7.1 The Series A Preferred Shares shall be redeemable at the Company’s option as determined by the Board of Directors, which redemption may be in whole or in part, from time to time. The Company shall effect any such redemption by paying cash for each Series A Preferred Share to be redeemed equal to the sum of (x) any accumulated and unpaid distributions on the Series A Preferred Shares (regardless of whether previously declared) calculated up to, but not including the date set by the Board of Directors for redemption (the “Redemption Date”) plus (y) a redemption price of $27.50 per Series A Preferred Share (the “Series A Redemption Price”). Notwithstanding anything to the contrary, so long as the Series A Preferred Shares to be redeemed are held of record by the Depositary or the nominee of the Depositary, the Series A Redemption Price shall be paid by the Transfer Agent, in its capacity as paying agent for the Series A Preferred Shares, to the Depositary on the Redemption Date.

7.2 Any redemption of Series A Preferred Shares by the Company permitted under Section 7.1 shall be conducted in accordance with this Section 7.2.

(a) The Company shall, not less than thirty (30) calendar days and not more than sixty (60) calendar days before the scheduled Redemption Date, give notice of redemption to the holders of any Series A Preferred Shares to be redeemed as such holders’ names appear on the books of the Transfer Agent and at the address of such holders shown therein (a “Redemption Notice”). The Redemption Notice shall specify, as applicable, (i) the Redemption Date, (ii) the number of Series A Preferred Shares to be redeemed and, if less than all Outstanding Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed from such holder, (iii) the Series A Redemption Price, (iv) the place where any Series A Preferred Shares in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Redemption Price therefor (which shall occur automatically if the certificate representing such Series A Preferred Shares is issued in the name of the Depositary or its nominee), and (v) that distributions on the Series A Preferred Shares to be redeemed will cease to accumulate from and after such Redemption Date. Notwithstanding the foregoing, no Redemption Notice will be required where the Company elects to redeem, repurchase or assign to a third party the right to purchase Series A Preferred Shares pursuant to Section 3.7 of the LLC Agreement in order to eliminate an Adverse Consequence.

(b) If the Company elects to redeem less than all of the Outstanding Series A Preferred Shares, the number of Series A Preferred Shares to be redeemed shall be determined by the Board of Directors, and such Series A Preferred Shares shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Shares. The aggregate Series A Redemption Price for any such partial redemption of the Outstanding Series A Preferred Shares shall be allocated correspondingly among the redeemed Series A Preferred Shares. The Series A Preferred Shares not redeemed shall remain Outstanding and entitled to all the preferences, rights, powers, and duties provided in this Share Designation.

(c) If the Company gives or causes to be given a Redemption Notice, the Company shall deposit with the Transfer Agent, in its capacity as paying agent for the Series A Preferred Shares, funds sufficient to redeem the Series A Preferred Shares as to which such Redemption Notice shall have been given, no later than 10:00 a.m. New York City time on the Redemption Date, and shall give the Transfer Agent irrevocable instructions and authority to pay the Series A Redemption Price to each holder of Series A Preferred Shares whose Series A Preferred Shares are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the certificate representing such Series A Preferred Shares is issued in the name of the Depositary or its nominee) of the certificates therefor as set forth in the Redemption Notice. If a Redemption Notice shall have been given, from and after the Redemption Date, unless the Company defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Redemption Notice, all distributions on such Series A Preferred Shares to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Shares with respect to such Series A Preferred Shares to be redeemed shall cease, except the right to receive the Series A Redemption Price, and such Series A Preferred Shares shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The holders of Series A Preferred Shares shall have no claim to the interest income, if any, earned on funds deposited with the Transfer Agent. Any funds deposited with the Transfer Agent hereunder by the Company for any reason, including redemption of Series A Preferred Shares, that remain unclaimed or unpaid after one year after the applicable Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Company upon its written request, after which repayment the holders of the Series A Preferred Shares entitled to such redemption or other payment shall have recourse only to the Company. Notwithstanding any Redemption Notice, there shall be no redemption of any Series A Preferred Shares called for redemption until funds sufficient to pay the full Series A Redemption Price of such Series A Preferred Shares shall have been deposited by the Company with the Transfer Agent.

(d) Any Series A Preferred Shares that are redeemed or otherwise acquired by the Company shall be cancelled. If only a portion of the Series A Preferred Shares represented by a certificate shall have been called for redemption, upon surrender of the certificate to the Transfer Agent (which shall occur automatically if the certificate representing such Series A Preferred Shares is registered in the name of the Depositary or its nominee), the Company shall issue and the Transfer Agent shall deliver to the holders of such Series A Preferred Shares a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Shares represented by the surrendered certificate that have not been called for redemption.

(e) Notwithstanding anything to the contrary in this Section 7, in the event that full cumulative distributions on the Series A Preferred Shares and any Series A Parity Securities shall not have been paid or declared and set aside for payment, the Company shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Shares or Series A Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all holders of Series A Preferred Shares and holders of any Series A Parity Securities. Subject to Section 3.7 of the LLC Agreement, so long as any Series A Preferred Shares are Outstanding, the Company shall not be permitted to redeem, repurchase or otherwise acquire any Common Shares or any other Series A Junior Securities unless full cumulative distributions on the Series A Preferred Shares and any Series A Parity Securities for all prior and the then-ending Series A Distribution Periods, with respect to the Series A Preferred Shares, and all prior and then ending distribution periods, with respect to any such Series A Parity Securities, shall have been paid or declared and set aside for payment.

(f) All redemptions pursuant to this Section 7 shall be subject to Sections 18-607 and 18-804 of the Delaware Act.

Section 8. Liquidation Rights.

8.1 All property and all cash in excess of that required to discharge liabilities as provided in Section 8.3(b) of the LLC Agreement and that are required to satisfy the Liquidation Preference shall be distributed to the Shareholders with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of Section 8.3 of the LLC Agreement or this Section 8.1) for the taxable year of the Company during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 calendar days after said date of such occurrence).

8.2 Liquidating distributions to holders of Series A Preferred Shares shall be made only to the extent that the Company’s assets are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any Series A Senior Securities and any Series A Parity Securities. If in the year of liquidation, dissolution and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Company, any holder’s Capital Account in respect of such Series A Preferred Shares is less than the aggregate Liquidation Preference of such Series A Preferred Shares, then, notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to the LLC Agreement or this Share Designation for such year and any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Shareholders then holding Series A Preferred Shares, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Share is equal to the Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of liquidation, dissolution and winding up, or sale, exchange or other disposition of all or substantially all of the assets of the Company, any holder’s Capital Account in respect of such Series A Preferred Shares is less than the aggregate Liquidation Preference of such Series A Preferred Shares after the application of the preceding sentence, then to the extent permitted by applicable law, but otherwise notwithstanding anything to the contrary contained in the LLC Agreement or this Share Designation, items of gross income and gain for any preceding taxable year(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Company shall be reallocated to all Shareholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such liquidating distributions have been made to the Outstanding Series A Preferred Shares and any Series A Parity Securities, as applicable, any remaining assets will be distributed to the holders of Series A Junior Securities, including the Common Shares, as the case may be.

8.3 For purposes of this Share Designation, the Company’s merger or consolidation with or into any other entity or by another entity with or into the Company, or the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (for cash, securities or other consideration) shall not be deemed a liquidation, dissolution or winding up of the Company. If the Company enters into any merger or consolidation transaction with or into any other entity and the Company is not the surviving entity in such transaction, then the Board of Directors shall determine whether the Series A Preferred Shares (a) will be converted into equity interests of the surviving or successor entity or the direct or indirect parent of the surviving or successor entity having terms identical to the terms of the Series A Preferred Shares or (b) subject to the liquidation rights set forth in this Section 8.

Section 9. Limited Voting Rights; Director Appointment and Other Rights.

9.1 Except as otherwise expressly set forth in this Share Designation or as otherwise required under any rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Shares are listed for trading, the Series A Preferred Shares shall not have any voting rights or rights to consent or approve any action or matter, including with respect to any merger, consolidation, conversion, division or similar transaction involving the Company, any dissolution or winding up of the affairs of the Company and any amendment to this Share Designation, the LLC Agreement (including, for the avoidance of doubt, under Article X thereof) or the Certificate of Formation.

9.2 Notwithstanding anything to the contrary herein, without the affirmative vote or consent of the holders of at least 66.67% of the Outstanding Series A Preferred Shares, voting as a single class, given in person or by proxy, either in writing or at a meeting, the Company will not amend, alter or repeal the provisions of the LLC Agreement or this Share Designation so as to materially and adversely affect any preferences, rights, powers, and duties of the Series A

Preferred Shares; provided, however, that (i) subject to Section 9.3, the issuance of additional equity securities of the Company (including, for the avoidance of doubt, Series A Preferred Shares and Series A Parity Securities) (and any amendment to LLC Agreement or this Share Designation in connection therewith) shall not be deemed to materially and adversely affect any preferences, rights, powers, and duties of the Series A Preferred Shares for purposes of this Section 9.2 and (ii) for purposes of this Section 9.2, no amendment of LLC Agreement or this Share Designation in connection with a merger or other transaction in which the Series A Preferred Shares remain Outstanding with the terms thereof materially unchanged in any respect adverse to the holders of the Series A Preferred Shares (as determined by the Board of Directors) shall be deemed to materially and adversely affect any preferences, rights, powers, and duties of the Series A Preferred Shares for purposes of this Section 9.2. For the avoidance of doubt, the Board of Directors may increase the authorized number of Preferred Shares and Series A Preferred Shares, or create additional Series A Parity Securities, without the vote or consent of the holders of the Series A Preferred Shares.

9.3 Notwithstanding anything to the contrary herein, without the affirmative vote or consent of the holders of at least 66.67% of the Outstanding Series A Preferred Shares, voting as a class together with holders of any Series A Parity Securities upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting, the Company will not (x) create or issue any Series A Parity Securities (including any additional Series A Preferred Shares) if the cumulative distributions payable on Outstanding Series A Preferred Shares (or any Series A Parity Securities, if the holders of such Series A Parity Securities vote as a class together with the holders of the Series A Preferred Shares) are in Arrears or (y) create or issue any Series A Senior Securities.

9.4 For any matter described in this Section 9 in which the holders of Series A Preferred Shares are entitled to vote as a class (whether separately or together with the holders of any Series A Parity Securities), such holders of Series A Preferred Shares shall be entitled to one vote per Series A Preferred Share.

9.5 Notwithstanding anything to the contrary herein, no vote of the holders of Series A Preferred Shares shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Shares at the time Outstanding. In any such event, proper notice shall have been made and sufficient funds shall have been deposited in trust or with the Transfer Agent to affect such redemption pursuant to Section 7.

9.6 Board Designation Rights.

(a) Notwithstanding Section 9.1, whenever the distributions with respect to any Series A Preferred Shares are in Arrears for six (6) or more Series A Distribution Periods, whether or not such Series A Distribution Periods occur consecutively (a “Nonpayment Event”), the number of directors constituting the Board of Directors will be automatically increased by two (2) additional directors (the “Preferred Shares Directors”) and the holders of the Series A Preferred Shares (voting together as a single class with all other classes or series of Preferred Shares that the Company may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Company at the request of the holders of record of at least 25% of the Outstanding Series A Preferred Shares or by the holders of any other class or series of Preferred Shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of those two directors, and at each subsequent annual meeting until all distributions accumulated on the Series A Preferred Shares for all past Series A Distribution Periods and the then current Series A Distribution Period will have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A Preferred Shares to elect any directors will cease and, unless there are other classes or series of Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of any directors elected by holders of the Series A Preferred Shares will immediately terminate and the number of directors constituting the Board of Directors will be reduced accordingly. In no event shall the holders of Series A Preferred Shares be entitled under the voting rights under this Section 9.6 to elect a director that would cause the Company to fail to satisfy a requirement relating to director independence of any National Securities Exchange on which the Series A Preferred Shares or any class or series of the securities of the Company are listed for trading For the avoidance of doubt, in no event will the total number of directors elected by holders of the Series A Preferred Shares (voting together as a single class with all other classes or series of Preferred Shares that the Company may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of such directors) pursuant to the voting rights under this Section 9.6 exceed two.

(b) If a special meeting is not called by the Company within 30 days after request from the holders of Series A Preferred Shares as described in Section 9.6(a), then the holders of record of at least 25% of the Outstanding Series A Preferred Shares may designate a holder to call the meeting at the expense of the Company and such meeting may be called by the holder so designated in accordance with the procedures required for calling a special meeting of Shareholders, as set forth in Article XI of the LLC Agreement, and shall be held at the place designated by the holder calling such meeting.

(c) If at any time following a Nonpayment Event, when the voting rights conferred upon the Series A Preferred Shares pursuant to Section 9(a) are exercisable, any vacancy in the office of a director elected pursuant to Section 9(a) shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the Outstanding Series A Preferred Shares and any other classes or series of Preferred Shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to Section 9(a). Any director elected or appointed pursuant to Section 9(a) may be removed only by the affirmative vote of holders of the Outstanding Series A Preferred Shares and any other classes or series of Preferred Shares upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Shares are entitled to vote as a class with the Series A Preferred Shares in the election of directors pursuant to Section 9(a), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the Outstanding Series A Preferred Shares and any such other classes or series of Preferred Shares, and may not be removed by the holders of the Common Shares.

Section 10. Other Terms Applicable to Shares; No Other Rights.

10.1 No Sinking Fund. The Series A Preferred Shares shall not have the benefit of any sinking fund.

10.2 Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other securities or property of the Company.

10.3 Record Holders. To the fullest extent permitted by applicable law, the Board of Directors, the Company, and the Transfer Agent may deem and treat any holder of Series A Preferred Shares as the true, lawful, and absolute owner of the applicable Series A Preferred Shares for all purposes, and none of the Directors, the Company, or the Transfer Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Shares may be listed or admitted to trading, if any.

10.4 Notices. All notices or other communications in respect of holders of the Series A Preferred Shares shall be sufficiently given (i) if given in writing and either delivered in person or by first class mail, postage prepaid, or (ii) if given in such other manner as may be permitted in the LLC Agreement, this Share Designation or by applicable law. Any notice or other communication given to a holder of a Series A Preferred Share in book-entry form may be given in the manner prescribed by the Depositary, notwithstanding any contrary indication herein.

10.5 Special Provisions Related to Preferred Holders. Notwithstanding anything to the contrary set forth in the LLC Agreement or this Share Designation, the holders of the Series A Preferred Shares, (i) shall (a) possess the rights and obligations provided in the LLC Agreement with respect to a Shareholder and (b) have a Capital Account as a Shareholder pursuant to Section 4.1 of the LLC Agreement and all other provisions related thereto and (ii) shall not (a) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Shares, except as required by this Share Designation, or (b) be entitled to any distributions other than as provided in Section 5, Section 6, Section 7, or Section 8.

10.6 Other Rights; Fiduciary Duties. For the avoidance of doubt, the Series A Preferred Shares constitute Shares, and the holders of Series A Preferred Shares constitute Shareholders, for all purposes of the LLC Agreement and, to the extent not otherwise set forth in this Share Designation, the rights, restrictions and obligations with respect to Shares and Shareholders set forth in the LLC Agreement shall apply to the Series A Preferred Shares and the holders thereof. The Series A Preferred Shares shall not have any designations, preferences, rights, powers or duties except as set forth in the LLC Agreement or this Share Designation, or as otherwise required by applicable Law. Notwithstanding anything to the contrary in the LLC Agreement or this Share Designation or any duty (including any fiduciary duty) otherwise existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the Board of Directors nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to holders of the Series A Preferred Shares, other than the implied contractual covenant of good faith and fair dealing.

Section 11. Miscellaneous.

11.1 Certificates. The Series A Preferred Shares shall be represented by one or more global securities issued to The Depository Trust Company (and its successors or assigns) or any other securities depositary selected by the Board of Directors (the “Depositary”) and registered in the name of its nominee. No holder of Series A Preferred Shares shall be entitled to receive a certificate evidencing its Series A Preferred Shares unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such and Board of Directors shall not have selected a substitute Depositary within 60 calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Shares, payments and communications made by the Company to holders of the Series A Preferred Shares shall be made by making payments to, and communicating with, the Depositary.

11.2 Amendments; Successors and Assigns.

(a) Any and all amendments to this Share Designation shall require the prior approval of, and may be proposed only by, the Board of Directors. Unless otherwise specified herein, any such amendment that would require the approval of holders of the Series A Preferred Shares shall require the affirmative vote or consent of the holders of a majority of the aggregate Outstanding Series A Preferred Shares. Any such vote or consent can be taken at any meeting of the holders of Series A Preferred Shares or may be taken without a meeting if the holders of the required number of Outstanding Series A Preferred Shares necessary to approve such action execute and deliver one or more consents thereto, and such consent is recorded with the minutes of proceedings of the holders of the Series A Preferred Shares. For the avoidance of doubt, any such consent may be executed by the holders of the Series A Preferred Shares by electronic signature, and may be delivered to the Company by electronic transmission. For the avoidance of doubt, the Board of Directors, without the approval of any holder of the Series A Preferred Shares, may amend any provision of this Share Designation, and execute, swear to, acknowledge, deliver, file and record any documents that may be required in connection therewith, to reflect any matter set forth in Section 9.2 of the LLC Agreement, to the extent that any such matter relates to the Series A Preferred Shares or the terms of this Share Designation, other than as set forth in Section 9 of this Share Designation.

(b) This Share Designation shall inure to the benefit of and be binding upon the holders of the Series A Preferred Shares and their respective successors, assigns, representatives, executors, beneficiaries, administrators, heirs, and agents.

11.3 Inconsistencies. This Share Designation, any other Share Designations (as defined in the LLC Agreement) and the LLC Agreement together constitute the “limited liability company agreement” of the Company. To the extent that any provision of this Share Designation conflicts with or is inconsistent with the LLC Agreement, this Share Designation shall control and this Share Designation shall be deemed, for all purposes, to amend, supplement and modify the LLC Agreement in accordance with the terms hereof.

11.4 Severability(c) . If any provision of this Share Designation is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Shareholders regarding this Share Designation. Otherwise, any invalid or unenforceable provision shall be replaced by the Shareholders with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

11.5 Governing Law; Disputes. This Shares Designation shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles. All Disputes shall be subject to Section 12.10 of the LLC Agreement.

Exhibit 10.1

INDEMNIFICATION AND ADVANCEMENT AGREEMENT

This Indemnification and Advancement Agreement (“Agreement”) is made as of ________ __, 20__ by and between Phoenix Energy One, LLC, a Delaware limited liability company (the “Company”), and ______________, [a member of the Board of Directors/an officer/an employee/an agent] of the Company (“Indemnitee”). This Agreement supersedes and replaces any and all previous Agreements between the Company and Indemnitee covering indemnification and advancement of expenses.

RECITALS

WHEREAS, the Board of Directors of the Company (the “Board”) believes that highly competent persons have become more reluctant to serve publicly companies as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the company.

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations, limited liability companies and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations, limited liability companies or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself.

WHEREAS, the Company’s Third Amended and Restated Limited Liability Company Agreement, dated September 29, 2025 (the “Third ARLLCA”), provides for indemnification of, among others, the officers and directors of the Company. The indemnification provisions set forth in the Third ARLLCA are not exclusive, and contemplate that contracts may be entered into between the Company and its directors, officers, and other persons with respect to indemnification and advancement of expenses;

WHEREAS, the uncertainties relating to such insurance, to indemnification, and to advancement of expenses may increase the difficulty of attracting and retaining such persons.

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company and its Shareholders (as defined in the Third ARLLCA) and that the Company should act to assure such persons that there will be increased certainty of such protection in the future.

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified.

WHEREAS, this Agreement is a supplement to, and in furtherance of, the Third ARLLCA and any resolutions adopted pursuant thereto, as well as any rights of Indemnitee under any directors’ and officers’ liability insurance policy, and is not a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

WHEREAS, Indemnitee does not regard the protection available under the Third ARLLCA, and available insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as a/an [officer/directors/employee/agent] without adequate additional protection, and the Company desires Indemnitee to serve or continue to serve in such capacity. Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that Indemnitee be so indemnified and be advanced expenses.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services to the Company. Indemnitee agrees to serve as [a/an] [director/officer/employee/agent] of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Agreement does not create any obligation on the Company to continue Indemnitee in such position and is not an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee.

Section 2. Definitions. As used in this Agreement:

(a) “Agent” means any person who is authorized by the Company or an Enterprise to act for or represent the interests of the Company or an Enterprise, respectively.

(b) A “Change in Control” occurs upon the earliest to occur after the date of this Agreement of any of the following events:

i. Acquisition of Shares by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the combined voting power of the Company’s then outstanding equity securities unless the change in relative beneficial ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

ii. Change in Board of Directors. During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 2(b)(i), 2(b)(iii) or 2(b)(iv) of this Agreement) whose election by the Board or nomination for election by the Company’s Shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board;

iii. Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

iv. Liquidation. The approval by the Shareholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

v. Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

vi. For purposes of this Section 2(b), the following terms have the following meanings:

1

“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any entity owned, directly or indirectly, by the Shareholders of the Company in substantially the same proportions as their ownership of equity securities of the Company.

2

“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the Shareholders of the Company approving a merger of the Company with another entity.

(c) “Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, or Agent of the Company or an Enterprise.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e) “Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which Indemnitee is or was serving at the request of the Company as a director, officer, employee, or Agent, including, for the avoidance of doubt, any direct or indirect subsidiary, and any affiliate (as defined by the Securities Act of 1933, as amended), including Phoenix Equity Holdings, LLC, of the Company.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(g) “Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and other costs of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, excise taxes and penalties under the Employee Retirement Income Security Act of 1974, as amended, and all other disbursements, obligations, or expenses of the types customarily incurred in connection with preparing for or participating in a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) of this Agreement only, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise. The parties agree that for the purposes of any advancement of Expenses for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such demand that are certified by affidavit of Indemnitee’s counsel as being reasonable in the good faith judgment of such counsel will be presumed conclusively to be reasonable. Expenses, however, do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(h) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporate law and neither presently is, nor in the five years prior to its selection or appointment has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel.

(i) “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative, legislative, regulatory, or investigative (formal or informal) nature, including any appeal therefrom, in which Indemnitee was, is, or will be involved as a party, potential party, non-party witness, or otherwise by reason of Indemnitee’s Corporate Status or by reason of any action taken by Indemnitee (or a failure to take action by Indemnitee) or of any action (or failure to act) on Indemnitee’s part while acting pursuant to Indemnitee’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. A Proceeding also includes a situation the Indemnitee believes in good faith may lead to, or culminate in, the institution of a Proceeding.

Section 3. Indemnity in Third-Party Proceedings. The Company will indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with, or in respect of, such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue, or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

Section 4. Indemnity in Proceedings by or in the Right of the Company. The Company will indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, the Company will indemnify Indemnitee to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company. The Company will not indemnify Indemnitee for Expenses under this Section 4 related to any claim, issue, or matter in a Proceeding for which Indemnitee has been finally adjudged by a court to be liable to the Company, unless, and only to the extent that, the Court of Chancery of the state of Delaware (the “Delaware Court”) or any court in which the Proceeding was brought determines upon application by Indemnitee that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in connection with any Proceeding to the extent that Indemnitee is successful, on the merits or otherwise. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues, or matters in such Proceeding, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue, or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue, or matter.

Section 6. Indemnification for Expenses of a Witness. To the fullest extent permitted by applicable law, the Company will indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with any Proceeding to which Indemnitee is not a party but to which Indemnitee is a witness, deponent, interviewee, or otherwise asked to participate or provide information.

Section 7. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company will indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

Section 8. Additional Indemnification. Notwithstanding any limitation in Sections 3, 4, or 5 of this Agreement, the Company will indemnify Indemnitee to the fullest extent permitted by the Third ARLLCA and by applicable law (including but not limited to, the DLLCA and any amendments to or replacements of the DLLCA adopted after the date of this Agreement that expand the Company’s ability to indemnify its officers, directors, employees or Agents) if Indemnitee is a party to, or threatened to be made a party to, any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor).

Section 9. Exclusions. Notwithstanding any provision in this Agreement, the Company is not obligated under this Agreement to indemnify Indemnitee for:

(a) for any amount actually paid to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except to the extent provided in Section 15(b) of this Agreement and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

(b) an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

(c) reimbursement of the Company by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of the Company, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act);

(d) reimbursement of the Company by Indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board (if any such compensation committee is established), including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(e) any Proceeding initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 14 of this Agreement, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

Section 10. Advances of Expenses.

(a) The Company will advance, to the extent not prohibited by law, the Expenses incurred by Indemnitee in connection with:

i. any Proceeding (or any part of any Proceeding) not initiated by Indemnitee; or

ii. any Proceeding (or any part of any Proceeding) initiated by Indemnitee if

1 the Proceeding or part of any Proceeding is to enforce Indemnitee’s rights to obtain indemnification or advancement of Expenses from the Company or Enterprise, including a proceeding initiated pursuant to Section 14 of this Agreement, or

2 the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation.

(b) The Company will advance the Expenses within thirty (30) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding eligible for advancement of expenses.

(c) Advances will be unsecured and interest free. Indemnitee hereby undertakes to repay any amounts so advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, thus Indemnitee qualifies for advances upon the execution of this Agreement and delivery to the Company. No other form of undertaking is required other than the execution of this Agreement. The Company will make advances without regard to Indemnitee’s ability to repay the Expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.

Section 11. Procedure for Notification of Claim for Indemnification or Advancement.

(a) Indemnitee will notify the Company in writing of any Proceeding with respect to which Indemnitee intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof. Indemnitee will include in the written notification to the Company a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of such Proceeding. Indemnitee’s failure to notify the Company will not relieve the Company from any obligation it may have to Indemnitee under this Agreement, and any delay in so notifying the Company will not constitute a waiver by Indemnitee of any rights under this Agreement. The Secretary of the Company will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that Indemnitee has requested indemnification or advancement.

(b) The Company will be entitled to participate in the Proceeding at its own expense.

Section 12. Procedure Upon Application for Indemnification.

(a) Unless a Change of Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made:

i. by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

ii. by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

iii. if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or

iv. if so directed by the Board, by the Shareholders of the Company.

(b) If a Change in Control has occurred, the determination of Indemnitee’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by Indemnitee (unless Indemnitee requests such selection be made by the Board)

(c) The party selecting Independent Counsel pursuant to subsection (a)(iii) or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2 of this Agreement, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the Delaware Court has determined that such objection is without merit. If, within thirty (30) days after the later of submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) of this Agreement and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to such selection has not been resolved, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by such court or by such other person as such court designates. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d) Indemnitee will cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons, or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. The Company will advance and pay any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to Indemnitee’s entitlement to indemnification and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom. The Company promptly will advise Indemnitee in writing of the determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.

(e) If it is determined that Indemnitee is entitled to indemnification, the Company will make payment to Indemnitee within thirty (30) days after such determination.

Section 13. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification under this Agreement, the person, persons, or entity making such determination will, to the fullest extent not prohibited by law, presume Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(a) of this Agreement, and the Company will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper under the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, will be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) If the determination of the Indemnitee’s entitlement to indemnification has not been made pursuant to Section 12 of this Agreement within sixty (60) days after the later of (i) receipt by the Company of Indemnitee’s request for indemnification pursuant to Section 11(a) of this Agreement and (ii) the final disposition of the Proceeding for which Indemnitee requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and Indemnitee will be entitled to such indemnification absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, the Determination Period will not apply (i) if the determination of entitlement to indemnification is to be made by the Shareholders pursuant to Section 12(a)(iv) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board has resolved to submit such determination to the Shareholders for their consideration at an annual meeting thereof to be held within seventy-five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of Shareholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat, or (ii) if the determination of entitlement to indemnification is to be made by Independent Counsel.

(c) The termination of any Proceeding or of any claim, issue, or matter therein by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

(d) For purposes of any determination of good faith, Indemnitee will be deemed to have acted in good faith if Indemnitee acted based on (i) the records or books of account of the Company, its subsidiaries, or an Enterprise, including financial statements, (ii) information supplied to Indemnitee by the directors or officers of the Company, its subsidiaries, or an Enterprise in the course of their duties, (iii) the advice of legal counsel for the Company, its subsidiaries, or an Enterprise or (iv) information or records given or reports made to the Company or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of the Company, its subsidiaries, or an Enterprise. Further, Indemnitee will be deemed to have acted in a manner “not opposed to the best interests of the Company,” as referred to in this Agreement if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. The provisions of this Section 13(d) are not exclusive and do not limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(e) The knowledge and/or actions, or failure to act, of any other person affiliated with the Company or an Enterprise (including, but not limited to, a director, officer, trustee, partner, managing member, Agent or employee) may not be imputed to Indemnitee for purposes of determining Indemnitee’s right to indemnification under this Agreement.

Section 14. Remedies of Indemnitee.

(a) Indemnitee may commence litigation against the Company in the Delaware Court to obtain indemnification or advancement of Expenses provided by this Agreement in the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company does not advance Expenses pursuant to Section 10 of this Agreement, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 of this Agreement within the Determination Period, (iv) the Company does not indemnify Indemnitee pursuant to Section 5 or 6 or the second to last sentence of Section 12(d) of this Agreement within thirty (30) days after receipt by the Company of a written request therefor, (v) the Company does not indemnify Indemnitee pursuant to Section 3, 4, 7, or 8 of this Agreement within thirty (30) days after a determination has been made that Indemnitee is entitled to indemnification, or (vi) in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder. Alternatively, Indemnitee, at Indemnitee’s option, , or the Company, at the Company’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee, or the Company, as applicable, must commence such Proceeding seeking an adjudication or an award in arbitration within one hundred and eighty (180) days following the date on which Indemnitee first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by Indemnitee to enforce Indemnitee’s rights under Section 5 of this Agreement. The Company will not oppose Indemnitee’s right, and Indemnitee will not oppose the Company’s right, to seek any such adjudication or award in arbitration.

(b) If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial or arbitration on the merits and Indemnitee may not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14 the Company will have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and will not introduce evidence of the determination made pursuant to Section 12 of this Agreement.

(c) If a determination is made pursuant to Section 12 of this Agreement that Indemnitee is entitled to indemnification, the Company will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14 unless (i) a made of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with Indemnitees’ request for indemnification, or (ii) the Company is prohibited from indemnifying Indemnitee under applicable law.

(d) The Company is, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding, or enforceable and will stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(e) It is the intent of the Company that, to the fullest extent permitted by law, the Indemnitee not be required to incur legal fees or other Expenses associated with the interpretation, enforcement, or defense of Indemnitee’s rights under this Agreement, by litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnitee under this Agreement. The Company, to the fullest extent permitted by law, will (within thirty (30) days after receipt by the Company of a written request therefor) advance to Indemnitee such Expenses which are incurred by Indemnitee in connection with a Proceeding concerning this Agreement, Indemnitee’s other rights to indemnification or advancement of Expenses from the Company, or concerning any directors’ and officers’ liability insurance policies maintained by the Company, and will indemnify Indemnitee against any and all such Expenses unless the court determines that Indemnitee’s claims in such action were made in bad faith or frivolous, or that the Company is prohibited by law from indemnifying Indemnitee for such Expenses.

Section 15. Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The indemnification and advancement of Expenses provided by this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Third ARLLCA, any agreement, a vote of Shareholders, a resolution of the board of directors, or otherwise. The indemnification and advancement of Expenses provided by this Agreement may not be limited or restricted by any amendment, alteration or repeal of this Agreement in any way with respect to any action taken or omitted by Indemnitee in Indemnitee’s Corporate Status occurring prior to any amendment, alteration or repeal of this Agreement. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Third ARLLCA or this Agreement, it is the intent of the parties hereto that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

(b) The Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which Indemnitee may be associated. The relationship between the Company and such other Persons, other than an Enterprise, with respect to Indemnitee’s rights to indemnification, advancement of Expenses, and insurance is described by this subsection, subject to the provisions of subsection (d) of this Section 15 with respect to a Proceeding concerning Indemnitee’s Corporate Status with an Enterprise.

i. The Company hereby acknowledges and agrees:

1) the Company’s obligations to Indemnitee are primary and any obligation of any other Persons, other than an Enterprise, are secondary (i.e., the Company is the indemnitor of first resort) with respect to any request for indemnification or advancement of Expenses made pursuant to this Agreement concerning any Proceeding;

2) the Company is primarily liable for all indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, the Third ARLCCA, contract (including this Agreement) or otherwise;

3) any obligation of any other Persons with whom or which Indemnitee may be associated to indemnify Indemnitee and/or advance Expenses to Indemnitee in respect of any proceeding are secondary to the Company’s obligations; and

4) the Company will indemnify Indemnitee and advance Expenses to Indemnitee hereunder to the fullest extent provided herein without regard to any rights Indemnitee may have against any other Person with whom or which Indemnitee may be associated or an insurer of any such Person.

ii. the Company irrevocably waives, relinquishes and releases (A) any other Person with whom or which Indemnitee may be associated from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by the Company to Indemnitee pursuant to this Agreement and (B) any right to participate in any claim or remedy of Indemnitee against any Person whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

iii. In the event any other Person with whom or which Indemnitee may be associated or their insurers advances or extinguishes any liability or loss for Indemnitee, the payor has a right of subrogation against the Company or its insurers for all amounts so paid which would otherwise be payable by the Company or its insurers under this Agreement. In no event will payment by any other Person with whom or which Indemnitee may be associated or their insurers affect the obligations of the Company hereunder or shift primary liability for the Company’s obligation to indemnify or advance Expenses to any other Person with whom or which Indemnitee may be associated.

iv. Any indemnification or advancement of Expenses provided by any other Person with whom or which Indemnitee may be associated is specifically in excess over the Company’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by the Company.

(c) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or Agents of the Company, the Company will obtain a policy or policies covering Indemnitee to the maximum extent of the coverage available for any such director, officer, employee or Agent under such policy or policies, including coverage in the event the Company does not or cannot, for any reason, indemnify or advance Expenses to Indemnitee as required by this Agreement. If, at the time of the receipt of a notice of a claim pursuant to this Agreement, the Company has director and officer liability insurance in effect, the Company will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. The Company will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. Indemnitee agrees to assist the Company’s efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.

(d) The Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee for any Proceeding concerning Indemnitee’s Corporate Status with an Enterprise will be reduced by any amount Indemnitee has actually received as indemnification or advancement of Expenses from such Enterprise. The Company and Indemnitee intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses for any Proceeding related to or arising from Indemnitee’s Corporate Status with such Enterprise. The Company’s obligation to indemnify and advance Expenses to Indemnitee is secondary to the obligations the Enterprise or its insurers owe to Indemnitee. Indemnitee agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to, or arising from, Indemnitee’s Corporate Status with such Enterprise.

(e) In the event of any payment made by the Company under this Agreement, the Company will be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee from any Enterprise or its insurance carrier. Indemnitee will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Section 16. Duration of Agreement. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Agreement are (i) binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), (ii) continue as to an Indemnitee who has ceased to be a director, officer, employee or Agent of the Company or of any other Enterprise, and (iii) inure to the benefit of Indemnitee and Indemnitee’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 17. Severability. If any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and will remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 18. Interpretation. Any ambiguity in the terms of this Agreement will be resolved in favor of Indemnitee and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. The Company and Indemnitee intend that this Agreement provide to the fullest extent permitted by law for indemnification and advancement of Expenses in excess of that expressly provided, without limitation, by the Third ARLLCA, vote of the Company’s Shareholders or disinterested directors, or applicable law.

Section 19. Enforcement.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, officer, employee, or Agent of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as director, officer, employee, or Agent of the Company.

(b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Third ARLLCA, any directors’ and officers’ insurance maintained by the Company, and applicable law, is not a substitute therefor, and does not diminish or abrogate any rights of Indemnitee thereunder.

Section 20. Modification and Waiver. No supplement, modification or amendment of this Agreement is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement will be valid unless executed in writing by the party entitled to enforce the provision to be waived and any such waiver will not be deemed or constitutes a waiver of any other provisions of this Agreement nor will any waiver constitute a continuing waiver.

Section 21. Notice by Indemnitee. Indemnitee agrees to promptly notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company does not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise.

Section 22. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by facsimile transmission or electronic mail, with receipt of oral confirmation that such communication has been received:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee provides to the Company.

(b) If to the Company to:

Phoenix Energy One, LLC

18575 Jamboree Road, Suite 830

Irvine, California 92612

Attention: David Wheeler and Curtis Allen

Email: dwheeler@phoenixenergy.com;

ca@phoenixenergy.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626-1925

Attention: Chris Clark and Ross McAloon

Email: christopher.j.clark@lw.com; ross.mcaloon@lw.com

or to any other address as may have been furnished to Indemnitee by the Company.

Section 23. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, will contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (a) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (b) the relative fault of the Company (and its directors, officers, employees and Agents) and Indemnitee in connection with such event(s) and/or transaction(s).

Section 24. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee or the Company, as applicable, pursuant to Section 14(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (a) agree that any action, claim, or proceeding between the parties arising out of or in connection with this Agreement may be brought only in the Delaware Court and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action, claim, or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action, claim, or proceeding in the Delaware Court, and (d) waive, and agree not to plead or to make, any claim that any such action, claim, or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

Section 25. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 26. Headings. The headings of this Agreement are inserted for convenience only and do not constitute part of this Agreement or affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

COMPANY	INDEMNITEE

By:
Name:	Name:
Office:	Address:

Exhibit 10.2

September 29, 2025

[Name of Director Candidate]

[Address]

[Address]

Dear [________]:

On behalf of the shareholders and employees of Phoenix Energy One, LLC (the “Company”), I am pleased to offer you the opportunity to serve as a member of the Board of Directors (the “Board”) of Phoenix Energy One, LLC (the “Company”), subject to a formal nomination and shareholder approval process, as applicable. Set forth below is a summary of the standard compensation and terms of service for our non-employee directors.

As a member of the Board (a “Director”) you will be an independent service provider of the Company and will have such customary responsibilities, duties and authority associated with such position, including attendance and participation in meetings of the Board in person or by phone or other electronic means, in accordance with the policies of the Board as in effect from time to time, and availability for consultation with officers and/or other Directors of the Company as necessary. [It is contemplated that you will serve as the Chairman of the Board.] [It is contemplated that you will serve on the audit committee of the Board and be the chair of such committee.]

In consideration for your service as a Director, during the Term (as defined below), you will receive a quarterly retainer in an amount equal to $36,250 in cash, which will be payable in arrears and prorated for any partial period of service as a Director. Payments will typically occur on or around the regularly scheduled quarterly meeting of the Board.

You will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with fulfilling your responsibilities as a Director, including reasonable travel and other expenses, in accordance with the Company’s expense reimbursement policies, as in effect from time to time. In addition, the Company will indemnify you in your capacity as a Director in accordance with the terms of a Director Indemnification Agreement that will be separately provided to you.

Your service as a Director will begin on September 29, 2025 (the “Effective Date”) and will continue for an indefinite period of time, subject to your reelection by our shareholders, as applicable. The period of time during which you serve as a Director is referred to herein as the “Term.” By countersigning below, you agree that your service as a Director may be terminated at any time in accordance with applicable policies and procedures, including as set forth in the Limited Liability Company Agreement of the Company and other organizational documents of the Company, as such may be amended. In addition, you will be free to resign your position as a Director at any time.

During the Term, you agree not to serve as a member of the board of directors of any oil and gas producer operating in the same areas as the Company.

As a Director, you will have access to confidential information, the ownership and confidential status of which are highly important to the Company, and you agree to comply with all policies and procedures of the Company for the protection of such confidential information.

Without limiting the foregoing, by countersigning a copy of this letter you agree that all confidential or proprietary information regarding the Company or its affiliates, including, but not limited to, trade secrets, information, customer lists, marketing research or plans, pricing strategies, Company data, or any other proprietary information, is and shall continue to be the exclusive property of the Company.

You acknowledge and agree that all confidential information is and shall continue to be the exclusive property of the Company, whether or not conceived, discovered or developed, in whole or in part, by you and whether or not disclosed or entrusted to you in connection with your retention by the Company.

Except for disclosure of confidential information to other Directors, employees and consultants of the Company on a “need to know” basis in the course of performing your services as a Director for the Company, you agree not to disclose, use or exploit confidential information at any time during or after your service with the Company unless (i) the Company consents in writing to such use, or (ii) the Company or a court of lawful jurisdiction directs otherwise. You agree that any request or attempt to subpoena confidential information shall be reported directly to the Company as soon as possible after receipt.

Nothing in this letter shall prohibit or limit your use of information (i) that was known by you previous to you beginning service as a Director (which information shall remain subject to any confidentiality restrictions in effect at the time of your receipt of such information), (ii) that you lawfully obtained from a third party that is not under an obligation to the Company not to disclose such information, or (iii) that is or becomes publicly available or generally known in the industry or trade in which the Company operates through no action or omission by you.

This letter shall be governed by and construed under the laws of the State of Delaware, without regards to any conflicts of law principles.

[Signatures on next page]

We are excited about your proposed service as a non-employee Director and believe that your service will add value to the Company. If you are in agreement with the terms and conditions described in this letter, please sign the enclosed copy and return it to our offices within five days.

Sincerely,

[Name]
[Title]
[Date]

I accept the terms and conditions set forth above.
Dated this ___ day of _____________, 2025.

By:
Adam Ferrari, Chief Executive Officer

Exhibit 99.1

Phoenix Energy Announces Closing of Preferred Share Initial Public Offering and Expected Date for Trading on NYSE American

Trading of Company’s Preferred Stock Expected to Begin September 30, 2025 on NYSE American Under the Symbol “PHXE.P.”

IRVINE, CA – September 29, 2025 – Phoenix Energy One, LLC (“Phoenix Energy” or the “Company”) today announced the successful closing of its initial public offering of Series A Cumulative Redeemable Preferred Shares (the “Preferred Shares”) conducted pursuant to Regulation A under the Securities Act of 1933, as amended. The Company raised gross proceeds of approximately $54 million through the sale of approximately 2.7 million Preferred Shares at a public offering price of $20.00 per share.

The Preferred Shares are expected to begin trading on NYSE American LLC under the ticker symbol “PHXE.P” on Tuesday, September 30, 2025.

Phoenix Energy has previously raised more than $1 billion in capital through the Company’s various debt offerings.

“The successful closing of our initial public offering of Preferred Shares marks another step in Phoenix Energy’s strategy. The funds raised will contribute to our ongoing growth as a significant U.S. oil producer in the Williston Basin,” said Adam Ferrari, CEO of Phoenix Energy.

“Today, we build on our previous fundraising efforts and continued execution of our three-pronged strategy of direct drilling, royalty acquisition, and non-operated working interests. We are grateful to all our investors and are excited for the journey ahead,” added Mr. Ferrari.

In accordance with the terms of the Company’s Preferred Shares, a short-period initial distribution of $0.11111 per share is payable on October 15, 2025 to holders of record on October 1, 2025.

Digital Offering LLC acted as the lead selling agent for the initial public offering. Latham & Watkins LLP acted as legal counsel to the Company.

To learn more Phoenix Energy, visit the Company’s website at https://phoenixenergy.com.

About Phoenix Energy:

Phoenix Energy One, LLC, doing business as Phoenix Energy, is an energy company formed in 2019. The company is focused on oil and gas exploration and production across key U.S. basins, with a primary footprint in the Williston Basin in North Dakota and Montana. Phoenix Energy operates under a three-pronged strategy of direct drilling, royalty acquisition, and non-operated working interests.

Phoenix Energy is headquartered in Irvine, CA, with offices in Denver, CO, Dallas, TX, Fort Lauderdale, FL, Casper, WY, and Dickinson and Williston, ND, with more than 165 employees across these seven locations.

Contact Phoenix Energy:

Investor Relations

investorrelations@phoenixenergy.com

303.376.9778

About Digital Offering:

Digital Offering, LLC (“Digital Offering”) is a next-generation investment bank and a leader in crowd-financed public offerings. The firm partners with high-quality private and public growth companies to access U.S. capital markets and achieve their growth objectives. With a strong focus on technology and innovation, Digital Offering applies traditional investment banking best practices to the Jumpstart Our Business Startups (JOBS) Act to maximize deal awareness and connect issuers with the right investors.

Disclaimer:

This press release contains forward-looking statements, which are statements regarding all matters that are not historical facts and include statements regarding Phoenix Energy’s current views, hopes, intentions, beliefs, or expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, growth, strategies, and position in the markets and the industries in which it operates. These forward-looking statements are generally identifiable by forward looking terminology such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “approximately,” “predict,” “potential,” “may,” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements are based on Phoenix Energy’s beliefs, assumptions, and expectations, taking into account currently known market conditions and other factors. Phoenix Energy’s ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain and involves certain risks and uncertainties, many of which are beyond its control. Phoenix Energy’s actual results and performance could differ materially from those set forth or anticipated in its forward-looking statements. Factors that could cause Phoenix Energy’s actual results to differ materially from the expectations described in the forward-looking statements include, but are not limited to, the factors described in its Final Offering Circular entitled “Risk Factors.” Oral information provided in connection with presentations or discussions with investors may similarly include forward looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this press release, the Final Offering Circular and Phoenix Energy’s other filings with the SEC. You are cautioned that the forward-looking statements included in this press release are not guarantees of future performance, and there can be no assurance that such statements will be realized or that the forward-looking events and circumstances will occur. Any forward-looking statement made by Phoenix Energy in this press release speaks only as of the date of this press release, and Phoenix Energy undertakes no obligation to publicly update any forward-looking statement except as may be required by law.

Exhibit 99.2

Phoenix Energy to Begin Trading on NYSE American Under Ticker Symbol “PHXE.P”

Trading of Company’s Preferred Stock is Expected to Start This Morning, September 30, 2025, on NYSE American Under the Symbol “PHXE.P.”

IRVINE, CA – September 30, 2025 – Phoenix Energy One, LLC (“Phoenix Energy” or the “Company”) today announced that its Series A Cumulative Redeemable Preferred Shares are expected to begin trading this morning on NYSE American LLC under the symbol “PHXE.P.”

The Company raised $54,080,460 million through the sale of 2,704,023 Preferred Shares at a public offering price of $20.00 per share.

In accordance with the terms of the Company’s Preferred Shares, a short-period initial distribution of $0.11111 per share is payable on October 15, 2025 to holders of record on October 1, 2025.

Digital Offering LLC acted as the lead selling agent for the initial public offering. Latham & Watkins LLP acted as legal counsel to the Company.

“We are truly excited for Phoenix Energy to begin trading under PHXE.P on the NYSE American. The team at Phoenix Energy successfully ran their Preferred Share IPO on a tight timeline of just over three weeks while other deals in the market were struggling to gain traction. It was impressive to see what their team is capable of,” said Mark Elenowitz, Managing Director of Digital Offering LLC.

To learn more Phoenix Energy, visit the Company’s website at https://phoenixenergy.com.

About Phoenix Energy:

Phoenix Energy One, LLC, doing business as Phoenix Energy, is an energy company formed in 2019. The company is focused on oil and gas exploration and production across key U.S. basins, with a primary footprint in the Williston Basin in North Dakota and Montana. Phoenix Energy operates under a three-pronged strategy of direct drilling, royalty acquisition, and non-operated working interests.

Phoenix Energy is headquartered in Irvine, CA, with offices in Denver, CO, Dallas, TX, Fort Lauderdale, FL, Casper, WY, and Dickinson and Williston, ND, with more than 165 employees across these seven locations.

Contact Phoenix Energy:

Investor Relations

investorrelations@phoenixenergy.com

303.376.9778

About Digital Offering:

Digital Offering, LLC, doing business as Digital Offering, is a leader in crowd-financed public offerings and an investment bank with a focus on technology and innovation, utilizing the Jumpstart Our Business Startups Act, also known as the JOBS Act.

Disclaimer:

This press release contains forward-looking statements, which are statements regarding all matters that are not historical facts and include statements regarding Phoenix Energy’s current views, hopes, intentions, beliefs, or expectations concerning, among other things, its results of operations, financial condition, liquidity, prospects, growth, strategies, and position in the markets and the industries in which its operates. These forward-looking statements are generally identifiable by forward looking terminology such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “approximately,” “predict,” “potential,” “may,” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements are based on Phoenix Energy’s beliefs, assumptions, and expectations, taking into account currently known market conditions and other factors. Phoenix Energy’s ability to predict results or the actual effect of future events, actions, plans, or strategies is inherently uncertain and involves certain risks and uncertainties, many of which are beyond its control. Phoenix Energy’s actual results and performance could differ materially from those set forth or anticipated in its forward-looking statements. Factors that could cause Phoenix Energy’s actual results to differ materially from the expectations described in the forward-looking statements include, but are not limited to, the factors described in its Final Offering Circular entitled “Risk Factors.” Oral information provided in connection with presentations or discussions with investors may similarly include forward looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this press release, the Final Offering Circular and Phoenix Energy’s other filings with the SEC. You are cautioned that the forward-looking statements included in this press release are not guarantees of future performance, and there can be no assurance that such statements will be realized or that the forward-looking events and circumstances will occur. Any forward-looking statement made by Phoenix Energy in this press release speaks only as of the date of this press release, and Phoenix Energy undertakes no obligation to publicly update any forward-looking statement except as may be required by law.